Exhibit 10.9

FACILITY AGREEMENT PROVIDING FOR A
SENIOR SECURED TERM LOAN
OF UP TO US$45,900,000

LCI SHIPHOLDINGS, INC.

and

WATERMAN STEAMSHIP CORPORATION,

as Joint and Several Borrowers,

AND

The Banks and Financial Institutions listed on Schedule I hereto,

as Lenders,

AND

DNB NOR BANK ASA,

as Mandated Lead Arranger, Bookrunner, Facility Agent and Security Trustee,

AND

HSH NORDBANK AG, NEW YORK BRANCH,

as Mandated Lead Arranger

AND

INTERNATIONAL SHIPHOLDING CORPORATION,

as Guarantor

June 29, 2011

TABLE OF CONTENTS
1. DEFINITIONS 1.1 Specific Definitions 1.2 Computation of Time Periods; Other Definitional Provisions 1.3 Accounting Terms 1.4 Certain Matters Regarding Materiality 2. REPRESENTATIONS AND WARRANTIES
2.1	Representations and Warranties
	(a)	Due Organization and Power
	(b)	Authorization and Consents
	(c)	Binding Obligations
	(d)	No Violation
	(e)	Filings; Stamp Taxes
	(f)	Litigation
	(g)	No Default
	(h)	Vessels
	(i)	Insurance
	(j)	Financial Information
	(k)	Tax Returns
	(l)	ERISA
	(m)	Chief Executive Office
	(n)	Foreign Trade Control Regulations
	(o)	Equity Ownership
	(p)	Environmental Matters and Claims
	(q)	Liens
	(r)	Indebtedness
	(s)	Payment Free of Taxes
	(t)	No Proceedings to Dissolve
	(u)	Solvency

(v) Compliance with Laws
(w) Survival
3.	THE FACILITY
	3.1	(a) Purposes
(b) Making of the Facility
	3.2	Receipt of Funds
	3.3	Drawdown Notice
	3.4	Effect of Drawdown Notice
4.	CONDITIONS PRECEDENT
	4.1	Conditions Precedent to this Agreement
(a) Corporate Authority
(b) The Agreement
(c) The Note
(d) The Creditors
(e) Fees
(f) Environmental Claims
(g) Legal Opinions
(h) Officer's Certificate
(i) Charter Party Agreements
(j) Earnings Accounts
(k) Earnings Account Pledges
(l) UCC Filings
(m) Financial Statements
(n) Licenses, Consents and Approvals
(o) Know Your Customer Requirements
(p) No Material Adverse Effect
	4.2	Conditions Precedent to a Delivery Advance
(a) Vessel Documents

(b) Security Documents
(c) UCC Filings
(d) Registration of the Mortgage
(e) Vessel Appraisals
(f) ISM DOC
(g) Evidence of Current COFR
(h) Vessel Liens
(i) Vessel Delivery
(j) Vessel Insurances
(k) Insurance Report
(l Legal Opinions
	4.3	Further Conditions Precedent
(a) Drawdown Notice
(b) Representations and Warranties True
(c) No Default
(d) No Material Adverse Effect
	4.4	Breakfunding Costs
	4.5	Satisfaction after Drawdown
5.	REPAYMENT AND PREPAYMENT
	5.1	Repayment
	5.2	Voluntary Prepayment; No Re-borrowing
	5.3	Mandatory Prepayment; Sale or Loss of a Vessel
	5.4	Interest and Cost With Application of Prepayments
	5.5	Borrowers' Obligation Absolute
6.	INTEREST AND RATE
	6.1	Payment of Interest; Interest Rate
	6.2	Maximum Interest
7.	PAYMENTS
	7.1	Time and Place of Payments, No Set Off

	7.2	Tax Credits
	7.3	Computations; Banking Days
8.	EVENTS OF DEFAULT
	8.1	Events of Default
(a) Principal Payments
(b) Interest and other Payments
(c) Representations, etc
(d) Impossibility, Illegality
(e) Mortgages
(f) Certain Covenants
(g) Covenants
(h) Indebtedness and Other Obligations
(i) Bankruptcy
(j) Judgments
(k) Inability to Pay Debts
(1) Termination of Operations; Sale of Assets
(m) Change in Financial Position
(n) Cross-Default
(o) ERISA Debt
(p) Change of Control
	8.2	Indemnification
	8.3	Application of Moneys
9.	COVENANTS
	9.1	Affirmative Covenants
(a) Performance of Agreements
(b) Notice of Default, etc
(c) Obtain Consents
(d) Financial Information

	(e)	Contingent Liabilities
	(f)	Vessel Covenants
	(g)	Vessel Valuations
	(h)	Corporate Existence
	(i)	Books and Records
	(j)	Taxes and Assessments
	(k)	Inspection
	(1)	Inspection and Survey Reports
	(m)	Compliance with Statutes, Agreements, etc
	(n)	Environmental Matters
	(o)	Insurance
	(p)	Vessel Management
	(q)	Brokerage Commissions, etc
	(r)	ISM Code, ISPS Code and MTSA Matters
	(s)	ERISA
	(t)	Evidence of Current COFR
	(u)	Listing on NYSE
	(v)	Change of Ownership
	(w)	Maintenance of Charter Party Agreements
	(x)	Maintenance of Properties
	(y)	Know Your Customer Requirements
	(z)	Speculative Transactions
	(aa)	Security Documents
9.2	Negative Covenants
	(a)	Liens
	(b)	Third Party Guaranties
	(c)	Liens on Shares of Borrowers
	(d)	Subordination of Inter-Company Indebtedness ……
                     (e) Transaction with Affiliates
                   (f) Change of Flag, Class, Management or Ownership
                   (g) Chartering
                   (h) Change in Business
                   (i) Sale of Assets
                   (j) Changes in Offices or Names
                   (k) Consolidation and Merger
                   (l) Change Fiscal Year
                     (m) Indebtedness
                   (n) Limitations on Ability to Make Distributions
                   (o) No Money Laundering
                   (p) Charter Party Agreements
           9.3           Financial Covenants
                   (a) Consolidated Indebtedness to Consolidated EBITDA Ratio
                   (b) Working Capital
                   (c) Consolidated Tangible Net Worth
                   (d) Consolidated EBITDA to Interest Expense
                9.4          Asset Maintenance

10.	Intentionally omitted………………………………………………………….

11. GUARANTEE

11.1 The Guarantee

11.2 Obligations Unconditional
11.3 Reinstatement

11.4 Subrogation
11.5 Remedies

11.6 Joint, Several and Solidary Liability
11.7 Continuing Guarantee

12. ASSIGNMENT

13.	ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC……………
        13.1  Illegality

13.2 Increased Cost

13.3 Nonavailability of Funds
13.4 Market disruption

13.5 Notification of market disruption

13.6 Alternative rate of interest during market disruption

13.7 Lender's Certificate Conclusive
13.8 Compensation for Losses

14. CURRENCY INDEMNITY

14.1 Currency Conversion

14.2 Change in Exchange Rate

14.3 Additional Debt Due

14.4 Rate of Exchange

15. FEES AND EXPENSES

15.1 Fees

15.2 Expenses

16. APPLICABLE LAW, JURISDICTION AND WAIVER

16.1 Applicable Law

16.2 Jurisdiction

16.3 WAIVER OF IMMUNITY

16.4 WAIVER OF JURY TRIAL

17. THE AGENTS

17.1 Appointment of Agents
17.2 Appointment of Security Trustee

17.3 Distribution of Payments

17.4 Holder of Interest in Note

17.5 No Duty to Examine, Etc
17.6 Agents as Lenders
17.7 Acts of the Agent

(a)	Obligations of the Agents

    (b) No Duty to Investigate

(c)	Discretion of the Agents

    (d)            Instructions of Majority Lenders
17.8 Certain Amendments
17.9 Assumption re Event of Default
17.10 Limitations of Liability
17.11 Indemnification of the Agent and Security Trustee
17.12 Consultation with Counsel
                17.13 Resignation
17.14 Representations of Lenders
                17.15 Notification of Event of Default

18. NOTICES AND DEMANDS

18.1           Notices
19. MISCELLANEOUS
    19.1 Right of Set-off
19.2 Time of Essence
19.3 Unenforceable, etc., Provisions - Effect
19.4 References
19.5 Further Assurances
19.6 Prior Agreements, Merger
19.7 Entire Agreement; Amendments
19.8 Indemnification
19.9 USA Patriot Act Notice; OFAC and Bank Secrecy Act
19.10 Counterparts; Electronic Delivery
19.11 Headings

TABLE OF CONTENTS
(continued)

SCHEDULES

I The Lenders and the Commitments

II Approved Ship Brokers

III Liens

IV Indebtedness

EXHIBITS

A  Form of Promissory Note

B            Form of Drawdown Notice
C    Form of Compliance Certificate
D           Form of Assignment and Assumption Agreement
E           Form of Earnings and Charterparties Assignment
F Form of Insurances Assignment
G Form of U.S. First Preferred Mortgage
H-1Form of Panamanian First Priority Mortgage
H-2Form of Panamanian Second Priority Mortgage
I Form of Earnings Account Pledge
J Form of Interest Notice
K           Form of Asset Maintenance Compliance Certificate

SENIOR SECURED TERM LOAN FACILITY AGREEMENT

THIS SENIOR SECURED TERM LOAN FACILITY AGREEMENT (this "Agreement") is made as of the 29th day of June 2011, by and among (1) LCI SHIPHOLDINGS INC., a corporation existing under the laws of the Republic of the Marshall Islands ("LCI Shipholdings") and WATERMAN STEAMSHIP CORPORATION, a corporation incorporated and existing under the laws of the State of New York ("Waterman Steamship"), as joint and several borrowers (the "Borrowers" and each, a "Borrower"), (2) INTERNATIONAL SHIPHOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware, as guarantor (the "Guarantor"), (3) the banks and financial institutions listed on Schedule I, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 12, the "Lenders" and each a "Lender"), (4) DNB NOR BANK ASA ("DnB NOR"), as bookrunner, as facility agent (in such capacity including any successor thereto, the "Facility Agent"), and as security trustee for the Lenders (in such capacity, the "Security Trustee" and, together with the Facility Agent, the "Agents") and (5) DnB NOR and HSH NORDBANK AG, NEW YORK BRANCH, as mandated lead arrangers (the "Mandated Lead Arrangers").

WITNESSETH THAT:

WHEREAS, at the request of the Borrowers, each of the Agents has agreed to serve in such capacity under the terms of this Agreement and the Lenders have agreed to provide to the Borrowers, on a joint and several basis, a senior secured term loan facility in the amount of up to Forty Five Million Nine Hundred Thousand Dollars ($45,900,000);

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:

1. DEFINITIONS

1.1Specific Definitions. In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

"Acceptable Accounting Firm" shall mean PricewaterhouseCoopers LLP, or such other Securities and Exchange Commission recognized accounting firm as shall be approved by the Facility Agent, such approval not to be unreasonably withheld;

"Advance(s)" shall mean any amounts advanced to the Borrowers pursuant to Section 3.1;

"Affiliate"
shall mean with respect to any Person, any other Person directly or indirectly controlled by or under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

"Agents" shall have the meaning ascribed thereto in the preamble;

"Agreement" shall mean this Agreement, as the same shall be amended, restated, modified or supplemented from time to time;

"Applicable Rate" shall mean any rate of interest applicable to an Advance from time to time pursuant to Section 6.1;

"Approved Charter" shall mean the Charter Party Agreements and any charter party agreement with respect to the Vessels with charter hire rates that are comparable to the then current market charter hire rates for similar vessels;

"ASIAN KING" shall mean that certain 6,460-vehicle capacity pure car truck carrier ASIAN KING owned by LCI Shipholdings, built in 1998 and registered under the laws of Panama with Patente Regulamentaria de Navigacion Registration No. 26136-99- C;

"Asset Maintenance Compliance Certificate" shall mean a certificate certifying the compliance by the Borrowers with the covenants contained in Section 9.4 and showing the calculations thereof in reasonable detail, delivered by the chief financial officer of the Guarantor to the Facility Agent from time to time pursuant to Section 9.1(d) in the form set out in Exhibit K or in such other form as the Facility Agent may agree;

"Assigned Moneys" shall mean any and all sums assigned to the Security Trustee pursuant to the Earnings and Charterparties Assignment and the Insurances Assignment;

"Assignment and Assumption Agreement(s)" shall mean any Assignment and Assumption Agreement(s) executed pursuant to Section 12 substantially in the form set out in Exhibit D;

"Assignment Notices" shall mean (a) the notice with respect to the Earnings and Charterparties Assignment substantially in the form set out in Exhibit 1 thereto, and (b) the notice with respect to the Insurances Assignment substantially in the form set out in Exhibit 3 thereto;

"Assignments" shall mean the Earnings and Charterparties Assignment and the Insurances Assignment

"Banking Day(s)" shall mean any day that is not a Saturday, Sunday or other day on which (a) banks in Hamburg, Germany or New York, New York are authorized or required by law to remain closed, or (b) banks are not generally open for dealing in dollar deposits in the London interbank market;

"Bookrunner" shall have the meaning ascribed thereto in the preamble;

"Borrowers" shall have the meaning ascribed thereto in the preamble;

"Change of Control" shall mean (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the existing owners, becoming the beneficial owner (as defined in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 30% of the total voting power of the Guarantor or (b) the Guarantor ceases to own, directly or indirectly, 100% of the Borrowers or (c) the Board of Directors of either of the Borrowers or the Guarantor ceases to consist of a majority of the directors existing on the date hereof or directors nominated by at least two-thirds (2/3) of the then existing directors;

"Charter Party Agreements" "Classification Society"
shall mean (i) the charter party agreement, as amended, relating to ASIAN KING between LCI Shipholdings, as owner, and Eukor Car Carriers Singapore Pte. Ltd., as charterer, dated November 6, 1998, which is set to expire on December 4, 2018 and (ii) the NYK Charter Party Agreement;
shall mean a member of the International Association of Classification Societies acceptable to the Lenders with whom a Vessel is entered and who conducts periodic physical surveys and/or inspections of such Vessel;

"Closing Date" shall mean the day and year first written above;
"Code" "Collateral"
shall mean the Internal Revenue Code of 1986, as amended, and any successor statute and regulation promulgated thereunder;
shall mean, all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which the Security Trustee or any Lender has been granted a security interest pursuant to a Security Document or this Agreement;

"Commitment(s)" shall mean in relation to a Lender, the portion of the Facility set out opposite its name in Schedule I hereto or, as the case may be, in any relevant Assignment and Assumption Agreement, as changed from time to time pursuant to the terms of this Agreement;

"Compliance Certificate" shall mean a certificate certifying the compliance by each of the Security Parties with all of its covenants contained herein and showing the calculations thereof in reasonable detail, delivered by the chief financial officer of the Guarantor to the Facility Agent from time to time pursuant to Section 9.1(d) in the form set out in Exhibit C or in such other form as the Facility Agent may agree;

"Consolidated EBITDA" shall mean, for any period, with respect to the Guarantor and the Subsidiaries, the sum of (without duplication) (a) Consolidated Net Income; (b) all Interest Expenses of the Guarantor and the Subsidiaries; (c) income taxes of the Guarantor and the Subsidiaries; (d) depreciation and amortization of the Guarantor and the Subsidiaries; and (e) other non-cash charges to the extent they have been deducted from income of the Guarantor and the Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP for such period; provided that if any Subsidiary is not wholly-owned by the Guarantor, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to the percentage ownership interest of such Subsidiary not owned by the Guarantor on the last day of such period multiplied by the sum of such Subsidiary's (a) Consolidated Net Income; (b) Interest Expenses; (c) income taxes; (d) depreciation and amortization; and (e) other non-cash charges to the extent they have been deducted from income;

"Consolidated Indebtedness" all Indebtedness of the Guarantor and the Subsidiaries determined on a consolidated basis in accordance with GAAP as in effect on March 31, 2011;

"Consolidated Net Income" for any period shall mean the consolidated net income of the Guarantor and the Subsidiaries for such period, as shown on the consolidated financial statements of the Guarantor and the Subsidiaries delivered in accordance with Section 9.1(d);

"Consolidated Tangible Net Worth" shall mean, with respect to the Guarantor and the Subsidiaries, at any date for which a determination is to be made (determined on a consolidated basis without duplication in accordance with GAAP) (a) the amount of capital stock (including its outstanding preferred stock); plus

"Creditor(s)"
(b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); plus (c) deferred charges to the extent amortized and acquired contract costs net of accumulated amortization as stated on the then most recent audited balance sheet of the Guarantor; minus (d) the sum of (i) the cost of treasury shares and (ii) the book value of all assets that should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write up in the book value of assets resulting from a reevaluation thereof subsequent to December 31, 2010;
shall mean, together, the Mandated Lead Arrangers, the Bookrunner, the Agents, the Lenders and the Hedging Banks, each a "Creditor";

"Default" shall mean any event that would, with the giving of notice or passage of time, or both, be an Event of Default;

"Default Rate" shall mean a rate per annum equal to two percent (2%) over the Applicable Rate then in effect;

"Delivery Advance" shall mean an Advance made on the respective Delivery Date of the Vessels;

"Delivery Date" shall mean the date on which a Vessel is delivered to the respective Borrower;

"DOC" shall mean a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

"Dollars" and the sign "$" shall mean the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Facility Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

Drawdown Date(s) shall mean a date, being a Banking Day, upon which the
Borrowers have requested that a Delivery Advance be made available to the Borrowers, and such Delivery Advance is 5 made, as provided in Section 3;

"Drawdown Notice" shall have the meaning ascribed thereto in Section 3.3;

"Earnings Accounts"
shall mean (i) that certain account (Account No. 14816002; Ref: LCI — Asian King) maintained by LCI Shipholdings with the Facility Agent into which all Assigned Moneys relating to ASIAN KING are to be paid and (ii) that certain account (Account No. 18992003; Ref: Waterman — Green Dale) maintained by Waterman Steamship with the Facility Agent into which all Assigned Moneys relating to GREEN DALE are to be paid;

"Earnings Account Pledges"  shall mean the pledge of each of the Earnings Accounts to be executed by the respective Borrower in favor of the Security Trustee pursuant to Section 4.1(1) substantially in the form set out in Exhibit I;

"Earnings and Charterparties Assignment"  shall mean the first priority assignment of earnings, charterparties and requisition compensation in respect of (i) the earnings of the Vessels from any and all sources (including requisition compensation) and (ii) any charter or other contract relating to the Vessels, to be executed by the Borrowers in favor of the Security Trustee pursuant to Section 4.2(b)(i), substantially in the form set out in Exhibit E;

"Environmental Affiliate(s)"  shall mean, with respect to a Security Party, any Person or entity, the liability of which for Environmental Claims any Security Party may have assumed by contract or operation of law;

"Environmental Approval(s)"shall have the meaning ascribed thereto in Section 2.1(p);

"Environmental Claim(s)" shall have the meaning ascribed thereto in Section 2.1(p);

"Environmental Law(s)" shall have the meaning ascribed thereto in Section 2.1(p);

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute and regulation promulgated thereunder;

"ERISA Affiliate" shall mean a trade or business (whether or not incorporated) which is under common control with the Borrowers within the meaning of Sections 414(b), (c), (m) or (o) of the Code;

"ERISA Group" shall mean the Guarantor and its subsidiaries within the meaning of Section 424(f) of the Code;

"Event(s) of Default" shall mean any of the events set out in Section 8.1;

"Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended;
"Facility"
shall mean the facility to be made available by the Lenders to the Borrowers hereunder, on a joint and several basis, pursuant to Section 3 in the aggregate principal amount equal to the lesser of (i) Forty Five Million Nine Hundred Thousand Dollars ($45,900,000) and (ii) sixty percent (60%) of the Fair Market Value of the Vessels (as measured on the respective Delivery Dates thereof), or the balance thereof from time to time outstanding;

"Facility Agent" shall have the meaning ascribed thereto in the preamble;
"Fair Market Value"
shall mean, in respect of each Vessel, the average of two appraisals (measured in Dollars) on a "willing seller, willing buyer" basis of such Vessel free from any charterparty or other employment contract from ship brokers listed in Schedule II or such other independent ship brokers approved by the Majority Lenders, no such appraisal to be dated more than thirty (30) days prior to the date on which a determination of Fair Market Value is required pursuant to this Agreement;

"Fee Letter" shall mean the fee letter of even date herewith among the Borrowers and the Facility Agent;

"Final Payment" shall mean an amount equal to 1/28th of the amount of the Facility made available to the Borrowers plus such other amounts as may be necessary to repay the Facility in full together with accrued but unpaid interest and any other amounts owing by any Security Party to any Creditor pursuant to this Agreement, the Note, any Security Document, or any Interest Rate Agreement;

"Final Payment Date" shall mean the seventh (7th) anniversary of the Closing Date;

"GAAP" shall have the meaning ascribed thereto in Section 1.3;

"GREEN DALE" shall mean that certain 4,148-vehicle capacity pure car truck carrier GREEN DALE owned by Waterman Steamship, built in 1999 and registered under the laws of the United States of America with Official No. 1086206;

"Guaranteed Obligations" "Guarantor"

"Hedging Bank(s)" shall have the meaning ascribed thereto in Section 11.1; shall have the meaning ascribed thereto in the preamble;

shall mean either or both, as the context requires, of the Mandated Lead Arrangers;

"Indebtedness" shall mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto),
(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables, (v) all obligations on account of principal of such Person as lessee under capitalized leases, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, and (vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed; the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that Indebtedness shall not include any liability for current or deferred federal, state, local or other taxes, or any current trade payables;

"Indemnitee" shall have the meaning ascribed thereto in Section 19.8;

"Initial Payment Date" shall mean the date that is three (3) months after the Closing Date;

"Insurances Assignment" shall mean the first priority assignment in respect of theinsurances over each of the Vessels, to be executed by the respective Borrower in favor of the Security Trustee pursuant to Section 4.2(b)(ii), substantially in the form set out in Exhibit F;

"Interest Expense" shall mean, with respect to the Guarantor and the Subsidiaries, on a consolidated basis, for any period (without duplication), interest expense, whether paid or accrued (including the interest component of capitalized leases), on all Indebtedness of the Guarantor and the Subsidiaries for such period, net of interest income, all determined in accordance with GAAP;

"Interest Notice" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement entered into among the Borrowers, or the Guarantor with either or both of the Hedging Banks, which is designed to protect the Borrowers, or the Guarantor against fluctuations in interest rates applicable under this Agreement and that certain interest rate agreement dated November 5, 2008 between the Guarantor and DnB NOR (but only with respect to the Confirmation (as defined therein), issued in connection therewith dated June 14, 2011 and any other Confirmations (as defined therein) that the Guarantor or the Borrowers expressly acknowledge in writing, including in an email, relate to said interest rate agreement), to or under which the Borrowers, or the Guarantor, are a party or a beneficiary on the date of this Agreement or become party or a beneficiary hereafter; "ISM Code" shall mean the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued

"Interest Period(s)" shall mean periods of three or six months as selected by the Borrowers, or as otherwise agreed by the Lenders and the Borrowers;

"Interest Rate Agreements" shall mean a notice from the Borrowers to the Facility Agent specifying the duration of any relevant Interest Period, substantially in the form set out in Exhibit J;

"ISPS Code"
pursuant thereto; shall mean the International Ship and Port Facility Security Code adopted by the International Maritime Organization at a conference in December, 2002 and amending the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

"IS SC" shall mean the International Ship Security Certificate issued pursuant to the ISPS Code;

"LCI Shipholdings" shall have the meaning ascribed thereto in the preamble;

"Lenders" shall have the meaning ascribed thereto in the preamble;

"LIBOR Rate" shall mean, with respect to any Interest Period for either Tranche, the rate per annum determined by the Facility Agent to be (i) the rate of interest as displayed on Reuters Screen LIBOR01 (British Bankers' Association Interest Settlement Dates) (or such other page as may replace such Reuters Screen LIBOR01 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) dated August 1985)) as the rate per annum at which deposits are being quoted to prime banks in Dollars for the relevant Interest Period at the London Interbank Market as of 11:00 A.M. London time, on the day that is two Banking Days prior to the first day of such Interest Period, or (ii) if such rate does not appear on such page or such service for the purposes of paragraph (i) or the Facility Agent determines that no rate for the relevant period of time appears on such page or service, the annual rate of interest rates quoted by the Facility Agent to leading banks in the London Interbank Market in the ordinary course of business as of 11:00 A.M. London time, on the day that is two Banking Days prior to the first day of such Interest Period; provided, however, that if the Facility Agent (after consultation with the Lenders) determines that the Lenders are not able to borrow Dollars from leading banks in the London Interbank Market in the ordinary course of business at published rates, LIBOR shall be determined in accordance with Section 13.6;

"Majority Lenders" at any time shall mean Lenders holding an aggregate of more than 66.66% of the Facility then outstanding;

"Mandated Lead Arrangers" shall have the meaning ascribed thereto in the preamble;

"Mandatory Costs" shall mean in relation to the Facility or an unpaid sum the rate per annum notified by any Lender to the Facility Agent to be the cost to that Lender of compliance with all reserve asset, liquidity or cash margin or similar requirement of any Federal Reserve Bank, any other central bank or European Central Bank or the Financial Services Authority or similar institution whose requirements such Lender complies with;

"Margin" shall mean the rate per annum equal to two and sixty-seven one-hundredths of one percent (2.67%);

"Material Adverse Effect" shall mean a material adverse effect on the ability or prospective ability of the Borrowers and/or the Guarantor to meet any of their respective obligations with regard to (i) the Facility and the financing arrangements established in connection therewith or (ii) any of their respective Indebtedness or other obligations that, considered as a whole, are material to the Borrowers and/or the Guarantor;

"Materials of Environmental Concern" shall have the meaning ascribed thereto in Section 2.1(p);

"Mortgage(s)" shall mean the first preferred United States ship mortgage, the first priority Panamanian naval mortgage or the second priority Panamanian naval mortgage (as applicable) on the Vessels, to be executed by the Borrowers in favor of the Security Trustee pursuant to Section 4.2.(b)(iv), substantially in the form set out in Exhibits G, H-1 and H-2;

"MTSA" shall mean the Maritime & Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;

"Multiemployer Plan" shall mean, at any time, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which either Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the six preceding plan years made or accrued an obligation to make contributions;

"Multiple Employer Plan" shall mean, at any time, an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA, to which a Borrower or ERISA Affiliate, and one or more employers other than a Borrower or ERISA Affiliate, is making or accruing an obligation to make contributions or in the event that any such plan has been terminated, to which a Borrower or ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan;

"Note" shall mean the promissory note to be executed by the Borrowers to the order of the Facility Agent pursuant to Section 4.1(c), to evidence the Facility substantially in the form set out in Exhibit A;

"NYK Charter Party Agreement" shall mean the Charter Party Agreement, as amended, relating to GREEN DALE entered into between Waterman Steamship, as owner, and Nippon Yusen Kaisha, as charterer, on August 5, 1999 which is set to expire on September 22, 2015 and may be extended (at the charterer's option) to September 22, 2017 and then to September 22, 2019;

"Operator" shall mean the Person who is concerned with the operation of the Vessels and falls within the definition of "Company" set out in rule 1.1.2 of the ISM Code";

"Payment Dates" shall mean, with respect to each Tranche, the Initial Payment Date and the dates falling at three (3) month intervals thereafter, the last of which is the Final Payment Date;

"Person" shall mean any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

"Plan" shall mean any employee benefit plan (other than a Multiemployer Plan or a Multiple Employer Plan) covered by Title IV of ERISA;

"Proceeding" shall have the meaning ascribed thereto in Section 8.1(i);

"Required Percentage" "Security Document(s)"
shall mean one hundred forty percent (140%), provided, however, that if the NYK Charter Party Agreement is not extended beyond August 1, 2015 for GREEN DALE, the Required Percentage for GREEN DALE shall be 150%;
shall mean the Mortgages, the Assignments, the Earnings Account Pledges and any other documents that may be executed as security for the Facility and the Borrowers'

obligations in connection therewith;

"Security Party(ies)" shall mean each of the Borrowers and the Guarantor;

"Security Trustee" shall have the meaning ascribed thereto in the preamble;

"SMC" shall mean the safety management certificate issued in respect of a Vessel in accordance with rule 13 of the ISM code;

"subsidiary" shall mean, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Person and/or one or more other subsidiaries of such Person;

"Subsidiary(ies)" shall mean all of the subsidiaries of the Guarantor;

"Taxes" shall mean any present or future income or other taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing authority whatsoever, except for taxes on or measured by the overall net income of each Lender imposed by its jurisdiction of incorporation or applicable lending office, the United States of America, the State or City of New York or any governmental subdivision or taxing authority of any thereof or by any other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of the Borrowers or any of the Subsidiaries);

"Termination Event" shall mean (i) a "reportable event," as defined in Section 4043 of ERISA, (ii) the withdrawal of a Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer," as defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by a Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, (iii) the filing of a notice of intent to terminate a Plan or a Multiple Employer Plan under Section 4041 of ERISA or the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA, (iv) the institution of proceedings to terminate a Plan, a Multiple Employer Plan or a Multiemployer Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, Multipl

Employer Plan or Multiemployer Plan;

"Total Loss" shall have the meaning ascribed thereto in the Mortgages;

"Tranche(s)" shall mean either or both, as the context requires, of Tranche1 and Tranche 2;

"Tranche 1" shall mean the portion of the Facility attributable to ASIAN KING to be made available by the Lenders to the Borrowers in a single Advance, provided, however, that the principal amount of Tranche 1 shall be equal to the lesser of (i) sixty percent (60%) of the Fair Market Value of ASIAN KING (as measured on its Delivery Date) and (ii) Twenty Six Million Twenty Thousand Dollars ($26,020,000);

"Tranche 2" shall mean the portion of the Facility attributable to GREEN DALE to be made available by the Lenders to the Borrowers in a single Advance, provided, however, that the principal amount of Tranche 2 shall be equal to the lesser of (i) sixty percent (60%) of the Fair Market Value of GREEN DALE (as measured on its Delivery Date) and (ii) Nineteen Million Eight Hundred Eighty Thousand Dollars ($19,880,000);

"Transaction Documents" shall mean each of this Agreement, the Note, the Security Documents, the Fee Letter and any Interest Rate Agreements;

"Vessel(s)" shall mean either or both, as the context requires, of ASIAN KING and GREEN DALE;

"Waterman Steamship" shall have the meaning ascribed thereto in the preamble;

"Withdrawal Liability(ies)" shall have the meaning given to such term under Part 1 of Subtitle E of Title IV of ERISA.

1.2Computation of Time Periods; Other Definitional Provisions. In this Agreement, the
Note, the other Security Documents and the Fee Letter, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding"; words importing either gender include the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement, the Note or such Security Document, as applicable; references to agreements and other contractual instruments (including this Agreement, the Note and the Security Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any suchamendm ents, extensions and other modifications by the terms of this Agreement, the Note or any Security Document); references to any matter that is "approved" or requires "approval" of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified.

1.3Accounting Terms. Unless otherwise specified herein, all accounting terms used in this Agreement, the Note and in the Security Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Facility Agent or to the Lenders under this Agreement shall be prepared, in accordance with generally accepted accounting principles for the United States ("GAAP"), as amended from time to time including amendments to GAAP made as a result of the conformity of GAAP to International Financial Reporting Standards, provided, however, that solely for purposes of determining the Guarantor's Consolidated Indebtedness, GAAP shall be GAAP in effect as at March 31, 2011.

1.4 Certain Matters Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of any of the Security Parties in this Agreement is qualified by reference to those which are not reasonably expected to result in a "Material Adverse Effect" or language of similar import, no inference shall be drawn therefrom that any Agent or Lender has knowledge or approves of any noncompliance by such Security Party with any governmental rule.

2. REPRESENTATIONS AND WARRANTIES

2.1Representations and Warranties. In order to induce the Creditors to enter into this Agreement and to make the Facility available, each Security Party hereby represents and warrants to the Creditors (which representations and warranties shall survive the execution and delivery of this Agreement and the Note and the drawdown of the Facility) that:

(a) Due Organization and Power. Each Security Party is validly existing in good standing under the laws of its jurisdiction of incorporation, has full power to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, the Note and the Security Documents to which it is a party, and is in compliance with all statutory, regulatory and other requirements relative to such business and such agreements;

(b) Authorization and Consents. All necessary corporate action has been taken to authorize, and all necessary consents and authorities have been obtained and remain in full force and effect to permit, each Security Party to enter into and perform its obligations under this Agreement, the Note and the Security Documents and, in the case of each of the Borrowers to borrow, service and repay the Facility and, as of the date of this Agreement, no further consents or authorities are necessary for the service and repayment of the Facility or any part thereof;

(c) Binding Obligations. This Agreement, the Note, the Security Documents and the Fee Letter constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each Security Party that is a party thereto enforceable against such Security Party in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights;

       (d) No Violation. The execution and delivery of, and the performance of the provisions of, this Agreement, the Note, the Fee Letter and those of the Security Documents to which it is to be a party by each Security Party do not contravene any     applicable law or regulation existing at the date hereof or any contractual restriction binding on such Security Party or the certificate of incorporation or by-laws (or equivalent instruments) thereof and that the proceeds of the Facility shall be used by     the Borrowers exclusively for their own account and for the purpose set forth in Section 3 . 1 (a);

(e) Filings; Stamp Taxes. Other than the recording of the Mortgages with the appropriate authorities for the United States and the Republic of Panama (as applicable), and the filing of Uniform Commercial Code Financing Statements with the Department of State of the State of New York and the Recorder of Deeds of the District of Columbia in respect of the Assignments, and the payment of filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement, the Note, the Security Documents or the Fee Letter that any of them or any document relating thereto be registered, filed, recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Agreement, the Note, any of the Security Documents or the Fee Letter;

Litigation. No action, suit or proceeding is pending or threatened against any Security Party before any court, board of arbitration or administrative agency which could or might have a Material Adverse Effect;

(g) No Default. No Security Party is in default under any material agreement by which it is bound, or is in default in respect of any material financial commitment or obligation;

(h) Vessels. Upon delivery of the relevant Vessel to the relevant Borrower, each of the Vessels:

(i)
will be in the sole and absolute ownership of the relevant Borrower and duly registered in such Borrower's name under the United States or Panamanian flag (as applicable), unencumbered, save and except for the relevant Mortgage or Mortgages (as applicable) and as permitted thereby;

(ii)	will be classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations;

(iii)	will be operationally seaworthy and in every way fit for its intended service; and

(iv)	will be insured in accordance with the provisions of the relevant Mortgage or Mortgages (as applicable) and the requirements thereof in respect of such insurances will have been complied with;

(i)Insurance. Each of the Security Parties has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses;

(j)Financial Information. Except as otherwise disclosed in writing to the Facility Agento n or prior to the date hereof, all financial statements, information and other data furnished by any Security Party to the Facility Agent are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements, and since the date of the Guarantor's financial statements most recently delivered to the Facility Agent there has been no Material Adverse Effect as to any of such parties and none thereof has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data;

(k) Tax Returns. Each Security Party has filed all material tax returns required to be filed thereby and has paid all taxes payable thereby which have become due, other than those not yet delinquent or the nonpayment of which would not have a Material Adverse Effect and except for those taxes being contested in good faith and by appropriate proceedings or other acts and for which adequate reserves shall have been set aside on its books;

(1)ERISA. The execution and delivery of this Agreement and the consummation of thet ransactions hereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code and no condition exists or event or transaction has occurred in connection with any Plan, Multiple Employer Plan or Multiemployer Plan maintained or contributed to by any member of the ERISA Group or any ERISA Affiliate resulting from the failure of any thereof to comply with ERISA which is reasonably likely to result in any member of the ERISA Group or any ERISA Affiliate incurring any liability, fine or penalty which individually or in the aggregate could have a Material Adverse Effect. No member of the ERISA Group nor any ERISA Affiliate, individually or collectively, has incurred, or reasonably expects to incur, Withdrawal Liabilities or liabilities upon the happening of a Termination Event the aggregate of which for all such Withdrawal Liabilities and other liabilities exceeds or would exceed $30,000,000. With respect to any Multiemployer Plan, Multiple Employer Plan or Plan, no member of the ERISA Group nor any ERISA Affiliate is aware of or has been notified that any "variance" from the "minimum funding standard" has been requested (each such term as defined in Part 3, Subtitle B, of Title I of ERISA). No member of the ERISA Group nor any ERISA Affiliate has received any notice that any Multiemployer Plan is in reorganization, within the meaning of Title IV of ERISA, which reorganization could have a Material Adverse Effect;

(m) Chief Executive Office. The chief executive office and chief place of business of each Security Party and the office in which the records relating to the earnings and other receivables of each Security Party are kept is, and will continue to be, located at 11 North Water Street, Suite 18290, Mobile, Alabama 36602, USA;

(n) Foreign Trade Control Regulations. To the best knowledge of each of the Security Parties, none of the transactions contemplated herein will violate the provisions of any statute, regulation or resolution enacted by the United States of America, any other nation or group of nations, or the United Nations to prohibit or limit economic transactions with certain foreign Persons including, but not limited to, the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 and any of the provisions, without limitation, of the Foreign Assets Control
Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, et seq., as amended);

(o) Equity Ownership. Each of the Borrowers is owned, directly or indirectly, one hundred percent (100%) by the Guarantor;

(p) Environmental Matters and Claims. (a) Except as heretofore disclosed in writing to the Facility Agent (i) each of the Borrowers and its Affiliates (which for purposes of this Section 2(p) shall be deemed to include the Guarantor and its Affiliates) will, when required to operate their business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products ("Materials of Environmental Concern"), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern ("Environmental Laws"); (ii) each of the Borrowers and its Affiliates will, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws ("Environmental Approvals") and will, when required, be in compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) each of the Borrowers has not nor has any Affiliate thereof received any notice of any claim, action, cause of action, investigation or demand by any person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys' fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval ("Environmental Claim") (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Security Parties in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Facility Agent there is no Environmental Claim pending or threatened against either of the Borrowers or any Affiliate thereof and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such persons the adverse disposition of which may result in a Material Adverse Effect;

(q) Liens. Other than as disclosed in Schedule III, there are no liens of any kind on any property owned by any Security Party other than those liens created pursuant to this Agreement or the Security Documents or permitted thereby;

(r) Indebtedness. Other than as disclosed in Schedule IV, none of the Security Parties has any Indebtedness;

(s) Payment Free of Taxes. All payments made or to be made by the Security Parties under or pursuant to this Agreement, the Note, the Security Documents and the Fee Letter shall be made free and clear of, and without deduction or withholding for an account of, any Taxes;

(t) No Proceedings to Dissolve. There are no proceedings or actions pending or contemplated by any Security Party or, to the best knowledge of any Security Party, contemplated by any third party, to dissolve or terminate any Security Party;

(u) Solvency. In the case of each of the Security Parties, (a) the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (b) the present fair market salable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (c) it does not and will not have unreasonably small working capital with which to continue its business and (d) it has not incurred, does not intend to incur and does not believe it will incur debts beyond its ability to pay such debts as they mature;

(v) Compliance with Laws. Each of the Security Parties is in compliance with all applicable laws, except where any failure to comply with any such applicable laws would not, alone or in the aggregate, have a Material Adverse Effect; and

(w) Survival. All representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Facility and the issuance of the Note.

3. THE FACILITY

3.1           (a)Purposes. The Lenders shall make the Facility available to the Borrowers, on a joint and several basis, for the purpose of partially financing the acquisition costs of the Vessels.

(b) Making of the Facility. Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, hereby severally and not jointly agrees with the Borrowers that, subject to and upon the terms of this Agreement, it will, not later than 11:00 a.m. New York City time on the Drawdown Dates, make its portion of the relevant Tranche, in Federal or other funds, immediately available in New York City to the Facility Agent at its address set forth on Schedule I or to such account of the Facility Agent most recently designated by it for such purpose by notice to the Lenders. Unless the Facility Agent determines that any applicable condition specified in Sections 4.1 or 4.2 has not been satisfied, the Facility Agent will make the funds so received from the Lenders available to the Borrowers at the aforesaid address, subject to the receipt of the funds by the Facility Agent as provided in the immediately preceding sentence, not later than 2:30 P.M. (New York City time) on the Drawdown Dates, and in any event as soon as practicable after receipt.

3.2 Receipt of Funds. Unless the Facility Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Facility Agent such Lender's share of such Advance, the Facility Agent may assume that such Lender has made such share available to the Facility Agent on the date of such Advance in accordance with this Section 3.2 and the Facility Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Facility Agent, such Lender and the Borrowers (but without duplication) severally agree to repay to the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Facility Agent, at (i) in the case of the Borrowers, a rate per annum equal to the Applicable Rate and (ii) in the case of such Lender, the actual costs of funds incurred by the Facility Agent for such funds. If such Lender shall repay to the Facility Agent such corresponding amount, such amount so repaid shall constitute such Lender's share of the Advance included in such Advance for purposes of this Agreement as of the date such Advance was made. Nothing in this Section 3.2 shall be deemed to relieve any Lender of its obligation to make its share of the Advances to the extent provided in this Agreement. In the event that the Borrowers are required to repay an Advance to the Facility Agent pursuant to this Section 3.2 as between the Borrowers and the defaulting Lender, the liability for any breakfunding costs as described in Section 4.4 shall be borne by the defaulting Lender. If the defaulting Lender has not paid any such breakfunding costs upon demand by the Facility Agent therefor, the Borrowers shall pay such breakfunding costs upon demand by the Facility Agent and the Borrowers shall be entitled to recover any such payment for breakfunding costs made by the Borrowers from the defaulting Lender.

3.3Drawdown Notice. The Borrowers shall, by 10:00 a.m. New York City time on a day which is at least three (3) Banking Days (or fewer Banking Days if agreed by the Lenders) before the Drawdown Date with respect to each Advance, serve a notice (a "Drawdown Notice"), substantially in the form of Exhibit B, on the Facility Agent, which notice shall (a) be in writing addressed to the Facility Agent, (b) be effective on receipt by the Facility Agent, (c) specify the amount of the Facility to be drawn, (d) specify the Banking Day on which the Facility is to be drawn, (e) specify the disbursement instructions, (f) specify the Interest Period and (g) be irrevocable.

3.4 Effect of Drawdown Notice. Delivery of a Drawdown Notice shall be deemed to constitute a warranty by each of the Borrowers (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct on and as of the date of the Drawdown Notice and will be true and correct on and as of the Drawdown Date as if made on such date, and (b) that no Event of Default nor any event which with the giving of notice or lapse of time or both would constitute an Event of Default has occurred and is continuing.

4. CONDITIONS PRECEDENT

4.1Conditions Precedent to this Agreement. The obligation of the Lenders to make the
Facility available to the Borrowers under this Agreement shall be expressly subject to the following conditions precedent:

(a) Corporate Authority. The Facility Agent shall have received the following documents in form and substance satisfactory to the Facility Agent and its legal advisers:

(i)
copies, certified as true and complete by an officer of each of the Security Parties, of the resolutions of its board of directors and, with respect to the Borrowers, shareholders evidencing approval of the Transaction Documents to which each is a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, including the execution of the Drawdown Notice;

(ii)	copies, certified as true and complete by an officer of each of the Security Parties, of the certificate or articles of incorporation and by-laws or similar constituent document thereof;

(iii)
copies, certified as true and complete by an officer of each of the Security Parties, of the names and true signatures of the officers of such Security Parties authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(iv)	certificate of the jurisdiction of each Security Party as to the good standing thereof; and

(v)
a certificate signed by the Chairman, President, Executive Vice President, Treasurer, Comptroller, Controller or chief financial officer of each of the Security Parties to the effect that (A) no Default or Event of Default shall have occurred and be continuing and (B) the representations and warranties of such Security Party contained in this Agreement are true and correct as of the date of such certificate.

(b) The Agreement. Each of the Security Parties shall have duly executed and delivered this Agreement to the Facility Agent.

(c) The Note. Each of the Borrowers shall have duly executed and delivered the Note to the Facility Agent.

(d) The Creditors. The Facility Agent shall have received executed counterparts of this Agreement from each of the Lenders.

(e) Fees. The Creditors shall have received payment in full of all fees and expenses due to each thereof pursuant to the terms hereof on the date when due including, without limitation, all fees and expenses due under Section 15.

(f) Environmental Claims. The Lenders shall be satisfied that none of the Security
Parties is subject to any Environmental Claim which could reasonably be expected to have a Material Adverse Effect.

(g)Legal Opinions. The Facility Agent, on behalf of the Agents and the Lenders, shall have received opinions addressed to the Facility Agent from (i) Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., special counsel to the Security Parties, and (ii) Seward & Kissel LLP, special counsel to the Agents and the Lenders, in each case in such form as the Facility Agent may require, as well as such other legal opinions as the Lenders shall have required as to all or any matters under the laws of the State of Delaware, the State of New York, the United States of America, and the Republic of the Marshall Islands covering certain of the representations and warranties and conditions which are the subjects of Sections 2 and 4, respectively.

(h) Officer's Certificate. The Facility Agent shall have received a certificate signed by the President or other duly authorized executive officer of each of the Borrowers certifying that under applicable law existing on the date hereof, the Borrowers shall not be compelled by law to withhold or deduct any Taxes from any amounts to become payable to the Facility Agent for the account of the Creditors hereunder.

(i) Charter Party Agreements. The Borrowers shall have delivered to the Facility Agent copies, certified as true and complete by an officer of each of the Borrowers, of each of the Charter Party Agreements.

Earnings Accounts. Each of the Borrowers shall have established an Earnings Account with the Facility Agent into which the Assigned Moneys are to be paid and each of the Borrowers shall have agreed that such Assigned Moneys are to be paid into the applicable Earnings Account.

(k)Earnings Account Pledges. Each of the Borrowers shall have executed and delivered to the Facility Agent an Earnings Account Pledge relating to its Earnings Account.

(1) UCC Filings. The Facility Agent shall have received evidence that Uniform Commercial Code Financing Statements have been filed in the District of Columbia, the State of New York and in such other jurisdictions as the Facility Agent may reasonably require.

(m) Financial Statements. Each of the Security Parties shall deliver to the Facility Agent consolidated financial statements for the period ending March 31, 2011.

(n) Licenses, Consents and Approvals. The Facility Agent shall have received satisfactory evidence that all necessary licenses, consents and approvals in connection with the transactions contemplated by this Agreement, the Note, the Security Documents, the Fee Letter and any Interest Rate Agreement have been obtained.

(o) Know Your Customer Requirements. The Facility Agent shall have received documentation to its satisfaction in connection with its know your customer requirements, including but not limited to:

(i)	completed bank account opening mandates with telephone and fax indemnities to include a list of all account holders' authorized signatories and specimens of their signatures;

(ii)	certified list of directors, including titles, business and residential addresses and dates of birth;

(iii)	certified true copy of photo identification (i.e. passport or driving license) and evidence of residential address (i.e. utility bill or bank statement) for all authorized signatories;

(iv)	with respect to each Borrower, certificate of ultimate beneficial ownership, certified by the respective secretary or assistant secretary of such entity; and

(v)	non-resident declaration forms, if applicable.

(p)No Material Adverse Effect. The Lenders shall be satisfied that there has been no Material Adverse Effect since March 31, 2011.

4.2Conditions Precedent to a Delivery Advance. The obligation of the Lenders to make a Delivery Advance available to the Borrowers under this Agreement on the relevant Drawdown Date shall be expressly subject to the following conditions precedent:

(a)Vessel Documents. The Facility Agent shall have received evidence satisfactory to it and its counsel that the relevant Vessel upon delivery to the relevant Borrower will be:

(i)	in the sole and absolute ownership of such Borrower and duly registered in such Borrower's name under the United States or Panamanian flag (as applicable) free of all liens and encumbrances of record other than the Mortgage or Mortgages (as applicable) over such Vessel;

(ii)	insured in accordance with the provisions of the applicable Mortgage or

Mortgages (as applicable) and all requirements of the applicable Mortgage or Mortgages (as applicable) in respect of such insurance have been fulfilled (including, but not limited to, letters of undertaking from the insurance brokers, including confirmation notices of assignment, notices of cancellation and loss payable clauses acceptable to the Lenders);

(iii)	classed in the highest classification and rating for vessels of the same age and type with its Classification Society without any material outstanding recommendations; and

(iv)	operationally seaworthy and in every way fit for its intended service.

(b)Security Documents. The relevant Borrower shall have executed and delivered to the Facility Agent:

(i)	the Earnings and Charterparties Assignment relating to its Vessel;
                   (ii) the Insurances Assignment relating to its Vessel;

(iii)	the Assignment Notice and the acknowledgement thereof in respect of (i) and (ii) above; and

(iv)	the Mortgage or Mortgages (as applicable) relating to its Vessel. 23

(c)            UCC Filings. The Facility Agent shall have received evidence that Uniform Commercial Code Financing Statements have been filed in the District of Columbia, the State of New York and in such other jurisdictions as the Facility Agent may reasonably require.

(d)            Registration of the Mortgage. The Facility Agent shall have received satisfactory evidence that the Mortgage or Mortgages (as applicable) on the respective Vessel has been duly registered under the laws of the United States of America or Panama (as applicable) and, except for the second priority Panamanian mortgage over the ASIAN KING, constitutes a first priority mortgage lien under the laws of such jurisdiction and a foreign "preferred mortgage" under Chapter 313 of Title 46 of the United States Code (46 U.S.C. §§ 31301 et seq.).
       (e)         Vessel Appraisals. The Facility Agent shall have received appraisals, in form and substance satisfactory to the Facility Agent, as to the Fair Market Value of the relevant Vessel.

(f)            ISM DOC. To the extent required to be obtained by the ISM Code the Security Trustee shall have received a copy of the DOC for the relevant Vessel.

(g)            Evidence of Current COFR. The Facility Agent shall have received a copy of the current Certificate of Financial Responsibility pursuant to the Oil Pollution Act 1990 for the GREEN DALE.

(h)            Vessel Liens. The Facility Agent shall have received evidence satisfactory to it and to its legal advisor that, save for the liens created by its Mortgage or Mortgages (as applicable) and the related Assignments, there are no liens, charges or encumbrances of any kind whatsoever on the relevant Vessel or on its earnings except as permitted hereby or by any of the Security Documents.

(i)            Vessel Delivery. The Facility Agent shall be satisfied that satisfactory arrangements have been made for (x) the registration of the relevant Vessel in the name of the applicable Borrower under the United States or Panamanian flag (as applicable), (y) the execution of its Mortgage or Mortgages (as applicable) and (z) the recordation of its Mortgage or Mortgages (as applicable) with the National Vessel Documentation Center of the United States Coast Guard or the appropriate authorities in the Republic of Panama (as applicable).

(j)            Vessel Insurances. The Facility Agent shall have received any evidence the Facility Agent shall reasonably require that the relevant Vessel is insured in accordance with its Mortgage or Mortgages (as applicable) and that all requirements in respect of such insurances have been complied with.

(k)            Insurance Report. The Facility Agent shall have received a detailed report from a firm of independent marine insurance consultants appointed by the Facility Agent in respect of the insurances on the relevant Vessel, in form and substance satisfactory to the Facility Agent; the cost of such report to be for the account of the Borrowers.

(1)Legal Opinions. The Facility Agent, on behalf of the Agents and the Lenders, shall have received opinions addressed to the Facility Agent from (i) Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., special counsel to the Security Parties, (ii) Seward & Kissel LLP, special counsel to the Agents and the Lenders, and (iii) as applicable, Patton, Moreno & Asvat, special Panamanian counsel to the Agents and the Lenders, in each case in such form as the Facility

Agent may require, as well as such other legal opinions as the Lenders shall have required as to all or any matters under the laws of the State of Delaware, the State of New York, the United States of America, the Republic of the Marshall Islands, and Panama covering certain of the representations and warranties and conditions which are the subjects of Sections 2 and 4, respectively.

4.3Further Conditions Precedent. The obligation of the Lenders to make any Advance available to the Borrowers shall also be expressly conditional upon:

(a)            Drawdown Notice. The Facility Agent having received a Drawdown Notice in accordance with the terms of Section 3.3.

(b)            Representations and Warranties True. The representations stated in Section 2 being true and correct as if made on that date.

(c)            No Default. No Default or Event of Default having occurred and being continuing or would result from the making of the requested Advance.

(d)            No Material Adverse Effect. There having been no Material Adverse Effect since March 31, 2011.

(e)            Miscellaneous. The Facility Agent shall be satisfied with any other document, authorization, opinion or assurance it may require.

4.4 Breakfunding Costs. In the event that, on the date specified for the making of an Advance on the Drawdown Notice, the Lenders shall not be obliged under this Agreement to make the requested Advance available under this Agreement, each of the Borrowers shall indemnify and hold the Lenders fully harmless against any losses which the Lenders (or any thereof) may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of the Drawdown Notice and the certificate of the relevant Lender or Lenders shall, absent manifest error, be conclusive and binding on the Borrowers as to the extent of any such losses.

4.5 Satisfaction after Drawdown. Without prejudice to any of the other terms and conditions of this Agreement, in the event all of the Lenders elect, in their sole discretion, to make the Facility available to the Borrowers prior to the satisfaction of all or any of the conditions referred to in Sections 4.1, 4.2 and 4.3, each of the Borrowers hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within seven (7) days after the Drawdown Date (or such longer period as the Majority Lenders, in their sole discretion, may agree).

5. REPAYMENT AND PREPAYMENT

5.1 Repayment. Subject to the provisions of this Section 5 regarding application of prepayments, the Borrowers shall repay the principal of the Facility in twenty eight (28) consecutive quarterly installments beginning on the Initial Payment Date and ending on the Final Payment Date, each of the first twenty seven (27) installments being in an amount equal to one-twenty eighth (1/28th) of the amount of the Facility made available to the Borrowers and the last such installment being in the amount of the Final Payment, such last installment to be paid on the Final Payment Date. The Borrowers' obligations to repay the Facility shall be joint and several.

       5.2Voluntary Prepayment; No Re-borrowing. The Borrowers may prepay, upon three (3) Banking Days written notice, the Facility or any portion thereof, without penalty, provided that if such prepayment is made on a day other than a Payment Date, such prepayment shall be made together with the costs and expenses provided for in Section 13.8. Each prepayment shall be in a minimum amount of Five Million Dollars ($5,000,000), plus any One Million Dollar ($1,000,000) multiple thereof, or the full amount of the Facility then outstanding. No part of the Facility once repaid or prepaid will be available for re-borrowing.

5.3Mandatory Prepayment; Sale or Loss of a Vessel. Upon (i) the sale of either of the Vessels or (ii) the earlier of (x) ninety (90) days after the Total Loss (as such term is defined in the Mortgages) of either of the Vessels or (y) the date on which the insurance proceeds in respect of such loss are received by the Borrowers or the Security Trustee as assignee thereof, the Tranche attributable to such Vessel shall be repaid in full together with the costs and expenses provided for in Section 13.8.

5.4 Interest and Cost With Application of Prepayments. Any and all prepayments hereunder, whether mandatory or voluntary, shall be applied in the following order:

(1)            firstly, towards accrued and unpaid interest and for fees due under this Agreement and the Fee Letter; and

(2)            secondly, towards the installments of the Facility in the inverse order of their due dates for payment.

5.5Borrowers' Obligation Absolute. The Borrowers' obligation to pay each Creditor hereunder and under the Note shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid strictly in accordance with the terms hereof and thereof, under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers may have or may have had against the Creditors.

6. INTEREST AND RATE

6.1           Payment of Interest; Interest Rate. (a)Each of the Borrowers hereby promises to pay to the Lenders interest on the unpaid principal amount of the Facility for the period commencing on the initial Drawdown Date until but not including the stated maturity thereof (whether by acceleration or otherwise) or the date of prepayment thereof at the Applicable Rate, which shall be the rate per annum which is equal to the aggregate of (a) the LIBOR Rate plus (b) the Margin plus (c) Mandatory Costs, if applicable. The Facility Agent shall promptly notify the Borrowers and the Lenders in writing of the Applicable Rate as and when determined. Each such determination, absent manifest error, shall be conclusive and binding upon the Borrowers. Accrued interest on the Facility shall be payable in arrears on the last day of each Interest Period, except that if the Borrowers shall select an Interest Period in excess of three (3) months, accrued interest shall be payable during such Interest Period on each three (3) month anniversary of the commencement of such Interest Period and upon the end of such Interest Period.

(b) Notwithstanding the foregoing, each of the Borrowers agrees that after the occurrence and during the continuance of an Event of Default, the Facility shall bear interest at the Default Rate. In addition, each of the Borrowers hereby promises to pay interest (to the extent that the payment of such interest shall be legally enforceable) on any overdue interest, and on any other amount payable by the Borrowers hereunder which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until but not including the date the same is paid in full at the Default Rate.

(c) The Borrowers shall give the Facility Agent an Interest Notice specifying the Interest Period selected at least three (3) Banking Days prior to the end of any then existing Interest Period, which notice the Facility Agent agrees to forward on to all Lenders as soon as practicable. If at the end of any then existing Interest Period the Borrowers fail to give an Interest Notice, the relevant Interest Period shall be three (3) months. No Interest Period may extend beyond the Final Payment Date. The Borrowers' right to select an Interest Period shall be subject to the restriction that no selection of an Interest Period shall be effective unless each Lender is satisfied that the necessary funds will be available to such Lender for such period and that no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing.

(d) Interest payable at the Default Rate shall be payable from time to time on demand of the Facility Agent.

6.2 Maximum Interest. Anything in this Agreement or the Note to the contrary notwithstanding, the interest rate on the Facility shall in no event be in excess of the maximum rate permitted by Applicable Law.

7. PAYMENTS

7.1Time and Place of Payments, No Set Off. All payments to be made hereunder by the Borrowers shall be made to the Facility Agent, not later than 3 p.m. New York time (any payment received after 3 p.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at 200 Park Avenue, New York, New York 10166 or to such other office of the Facility Agent as the Facility Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction for, any Taxes, provided, however, that if the Borrowers shall at any time be compelled by law to withhold or deduct any Taxes from any amounts payable to the Lenders hereunder, then the Borrowers shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Taxes or otherwise, the Borrowers shall promptly send to the Facility Agent such documentary evidence with respect to such withholding or deduction as may be required from time to time by the Lenders.

7.2Tax Credits. If any Lender obtains the benefit of a credit against the liability thereof for federal income taxes imposed by any taxing authority for all or part of the Taxes as to which the Borrowers have paid additional amounts as aforesaid (and each Lender agrees to use commercially reasonable efforts to obtain the benefit of any such credit which may be available to it, provided that (i) it has knowledge that such credit is in fact available to it and (ii) it is able to attribute such credit to this Facility), then such Lender shall reimburse the Borrowers for the amount of the credit so obtained. The decision as to whether or not to seek such a benefit is in the sole discretion of the Lenders. Each Lender agrees that in the event that Taxes are imposed on account of the situs of its loans hereunder, such Lender, upon acquiring knowledge of such event, shall, if commercially reasonable, shift such loans on its books to another office of such Lender so as to avoid the imposition of such Taxes.

7.3 Computations; Banking Days.

(a) All computations of interest and fees shall be made by the Facility Agent or the Lenders, as the case may be, on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable. Each determination by the Facility Agent or the Lenders of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding Banking Day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.

8. EVENTS OF DEFAULT

8.1Events of Default. In the event that any of the following events shall occur and be continuing:

(a)            Principal Payments. Any principal of the Facility is not paid on the due date therefor; or

(b)            Interest and other Payments. Any interest on the Facility or any other amount becoming payable under this Agreement and under any Transaction Document or under any of them, is not paid within three (3) Banking Days from the date when due; or

(c)            Representations, etc. Any representation, warranty or other statement made by any of the Security Parties in this Agreement or in any other instrument, document or other agreement delivered in connection herewith proves to have been untrue or misleading in any material respect as at the date as of which it was made; or

(d)            Impossibility, Illegality. It becomes impossible or unlawful for any of the Security Parties to fulfill any of the covenants and obligations contained herein or in any Transaction Document, or for any of the Lenders to exercise any of the rights vested in any of them hereunder or under the other Transaction Documents and such impossibility or illegality, in the reasonable opinion of such Lender, will have a Material Adverse Effect on any of its rights hereunder or under the other Transaction Documents or on any of its rights to enforce any thereof; or

(e)            Mortgages. There is any default under any of the Mortgages; or

(f)            Certain Covenants. Any Security Party defaults in the performance or observance of any covenant contained in Section 9.1(b), 9.1(m), 9.1(n), 9.1(w), 9.2(a) (with respect to Collateral only), 9.2(i), 9.2(k), 9.2(n) and 9.3(a) through (d) inclusive; or

(g)            Covenants. One or more of the Security Parties default in the performance of any term, covenant or agreement contained in this Agreement or in the other Transaction Documents, or in any other instrument, document or other agreement delivered in connection herewith or therewith, in each case other than an Event of Default referred to elsewhere in this Section 8.1, and such default continues unremedied for a period of fifteen (15) days after written notice thereof has been given to the relevant Security Party or Parties by the Facility Agent at the request of any Lender; or

(h)            Indebtedness and Other Obligations. Any Security Party defaults in the payment when due (subject to any applicable grace period) of any Indebtedness or of any other indebtedness, in either case, in an outstanding principal amount equal to or exceeding Two Million Dollars ($2,000,000) or such Indebtedness or other indebtedness is, or by reason of such default is subject to being, accelerated or any party becomes entitled to enforce the security for any such Indebtedness or other indebtedness and such party shall take steps to enforce the same, unless such default or enforcement is being contested in good faith and by appropriate proceedings or other acts and such Security Party has set aside on its books adequate reserves with respect thereto; or

(i)            Bankruptcy. Any Security Party commences any proceedings relating to any substantial portion of its property under any reorganization, arrangement or readjustment of debt, dissolution, winding up, adjustment, composition, bankruptcy or liquidation law or statute of any jurisdiction, whether now or hereafter in effect (a "Proceeding"), or there is commenced against any thereof any Proceeding and such Proceeding remains undismissed or unstayed for a period of sixty (60) days; or any receiver, trustee, liquidator or sequestrator of, or for, any thereof or any substantial portion of the property of any thereof is appointed and is not discharged within a period of sixty (60) days; or any thereof by any act indicates consent to or approval of or acquiescence in any Proceeding or to the appointment of any receiver, trustee, liquidator or sequestrator of, or for, itself or any substantial portion of its property; or

(j)            Judgments. Any judgment or order is made the effect whereof would be to render invalid this Agreement or any other Transaction Document or any material provision thereof or any Security Party asserts that any such agreement or provision thereof is invalid; or judgments or orders for the payment of money (not paid or fully covered by insurance, subject to applicable deductibles) in excess of $2,500,000 in the aggregate for the Guarantor or its Subsidiaries (or its equivalent in any other currency) shall be rendered against the Guarantor and/or any of its Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days; or

(k)            Inability to Pay Debts. Any Security Party is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any Indebtedness of any thereof; or

(1)Termination of Operations; Sale of Assets. Except as expressly permitted under this
Agreement, any Security Party ceases its operations or sells or otherwise disposes of all or substantially all of its assets or all or substantially all of the assets of any Security Party are seized or otherwise appropriated; or
(m)            Change in Financial Position. Any change in the operations or the financial position of any Security Party which, in the reasonable opinion of the Majority Lenders, shall have a Material Adverse Effect; or

(n)            Cross-Default. Any Security Party defaults under any material contract or agreement to which it is a party or by which it is bound including, but not limited to, the Charter Party Agreements; or

(o)            ERISA Debt. Any member of the ERISA Group or any ERISA Affiliate, individually or collectively, shall (i) fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it or they shall have become liable to pay under the "minimum funding standard" requirements of Part 3, Subtitle B, of Title I of ERISA or Title IV of ERISA or (ii) incur, or shall reasonably expect to incur, any Withdrawal Liability or liability upon the happening of a Termination Event and the aggregate of all such Withdrawal Liabilities and such other liabilities shall be in excess of $10,000,000; or

(p)            Change of Control. A Change of Control has occurred; then, the Lenders' obligation to make the Facility available shall cease and the Facility Agent on behalf of the Lenders may, with the Majority Lenders' consent and shall, upon the Majority Lenders' instruction, by notice to the Borrowers, declare the entire Facility, accrued interest and any other sums payable by the Borrowers hereunder, under the Note and under the other Transaction Documents due and payable whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subclauses (i) or (k) of this Section 8.1, the Facility, accrued interest and any other sums payable by the Borrowers hereunder, under the Note and under the other Transaction Documents shall be immediately due and payable without declaration, presentment, demand, protest or other notice to the Borrowers all of which are expressly waived. In such event, the Creditors, or any thereof, may proceed to protect and enforce their respective rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in this Agreement or in the Note or in any other Transaction Document or in aid of the exercise of any power granted herein or therein, or the Lenders or the Facility Agent may proceed to enforce the payment of the Note when due or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted by Applicable Law for the collection of all sums due, or so declared due, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrowers to any of the Creditors hereunder, under the Note and/or under the other Transaction Documents (whether or not then due) all moneys and other amounts of the Borrowers then or thereafter in possession of any Creditor, the balance of any deposit account (demand or time, matured or unmatured) of the Borrowers then or thereafter with any Creditor and every other claim of the Borrowers then or thereafter against any of the Creditors.

8.2 Indemnification. Each of the Borrowers agrees to, and shall, indemnify and hold each of the Creditors harmless against any loss, as well as against any reasonable costs or expenses (including reasonable legal fees and expenses), which any of the Creditors sustains or incurs as a consequence of any default in payment of the principal amount of the Facility, interest accrued thereon or any other amount payable hereunder, under the Note or under the other Transaction Documents including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Facility or any portion thereof Any Creditor's certification of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrowers.

8.3Application of Moneys. Except as otherwise provided in any Security Document, all moneys received by the Creditors under or pursuant to this Agreement, the Note or any of the Security Documents after the happening of any Event of Default (unless cured to the satisfaction of the Majority Lenders) shall be applied by the Facility Agent in the following manner:

(1)            firstly, in or towards the payment or reimbursement of any expenses or liabilities incurred by any of the Creditors in connection with the ascertainment, protection or enforcement of its rights and remedies hereunder, under the Note and under the other Transaction Documents;

(2)            secondly, in or towards payment of any interest owing in respect of the Facility;

(3)            thirdly, in or towards repayment of the principal of the Facility;

(4)            fourthly, in or towards payment of all other sums which may be owing to any of the Creditors under this Agreement, under the Note and under the other Transaction Documents;

(5)            fifthly, in or towards payments of any amounts then owed under any Interest Rate Agreement; and

(6)            sixthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled thereto.

9. COVENANTS

9.1 Affirmative Covenants. Each of the Security Parties hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, the Note or any of the Security Documents, it will:

(a)            Performance of Agreements. Duly perform and observe, and procure the observance and performance by all other parties thereto (other than the Lenders) of, the terms of this Agreement, the Note and the Security Documents;

(b)            Notice of Default, etc. Promptly upon obtaining knowledge thereof, inform the Facility Agent of the occurrence of (a) any Event of Default or of any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, (b) any litigation or governmental proceeding pending or threatened against any Security Party which could reasonably be expected to have a Material Adverse Effect, (c) the withdrawal of either of the Vessels' rating by its Classification Society or the issuance by the Classification Society of any material recommendation or notation affecting class and (d) any other event or condition which is reasonably likely to have a Material Adverse Effect, in each case promptly, and in any event within three (3) Banking Days after becoming aware of the occurrence thereof;

(c)             Obtain Consents. Without prejudice to Section 2.1 and this Section 9.1, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of all its and the other Security Parties' respective obligations under this Agreement, under the Note and under the Security Documents;

(d)             Financial Information. Deliver to the Facility Agent with sufficient copies for the Lenders to be distributed to the Lenders by the Facility Agent promptly upon the receipt thereof:

(i)
as soon as available, but not later than ninety (90) days after the end of each fiscal year of the Guarantor, complete copies of the consolidated financial reports of the Guarantor and its Subsidiaries inclusive of a financial report of each of the Borrowers (together with a Compliance Certificate that includes, inter alia, a reconciliation of all of the differences between GAAP as at March 31, 2011 and GAAP as at the time of delivery), all in reasonable detail which shall include at least the consolidated balance sheet of the Guarantor and its Subsidiaries and a balance sheet for each of the Borrowers as of the end of such year and the related statements of income for such year as well as the related statement of sources and uses of funds for such year for the Guarantor only, each as prepared in accordance with GAAP, all in reasonable detail, which shall be prepared by an Acceptable Accounting Firm and, with respect to the Guarantor, be audited reports;

(ii)
as soon as available, but not later than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Guarantor, a quarterly interim balance sheets and profit and loss statements of the Guarantor and its Subsidiaries and the related profit and loss statements as well as the related statement of sources and uses of funds for such year for the Guarantor only (together with a Compliance Certificate that includes, inter alia, a reconciliation of all of the differences between GAAP as at March 31, 2011 and GAAP as at the time of delivery), all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Guarantor;

(iii)
as soon as available, but not later than ten (10) days after the end of each of the second quarter and the fourth quarter of each fiscal year of the Guarantor, an Asset Maintenance Compliance Certificate in reasonable detail and certified to be true and complete by the chief financial officer of the Guarantor;

(iv)	promptly upon the mailing thereof to the shareholders of the Guarantor, copies of all financial statements, reports, proxy statements and other communications provided to the Guarantor's shareholders;

(v)	within ten (10) days of the Guarantor's receipt thereof, copies of all audit letters or other correspondence from any external auditors including material financial information in respect of the Guarantor and its Subsidiaries; and

(vi)	such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to its business as the Facility Agent may from time to time reasonably request, certified to be true and complete by the chief financial officer of the Guarantor;

(e)Contingent Liabilities. For inclusion with each Compliance Certificate delivered in connection with Sections 9.1(d)(i) and 9.1(d)(ii), and in any event upon the reasonable request of the Facility Agent, an accounting of all of the contingent liabilities of each Security Party;

(f)Vessel Covenants. With respect to each of the Vessels:

(i)	keep the Vessels registered in the name of the applicable Borrower;

(ii)	keep the Vessels in good and safe condition and state of repair (loss or damage by casualty or condemnation excepted);

(iii)
keep the Vessels insured in accordance with the provisions of the relevant Mortgage or Mortgages (as applicable) recorded against it and the requirements thereof in respect of such insurances have been complied with;

(iv)	notify the Facility Agent of all modifications to the Vessels and of the removal of any parts or equipment from the Vessels; and

(v)	provide the Facility Agent with all requested Vessel related information;

(g) Vessel Valuations. For inclusion with each Asset Maintenance Compliance Certificate delivered pursuant to Section 9.1(d)(iii) (for the second and fourth quarters of each fiscal year of the Guarantor), and in any event upon the reasonable request of the Facility Agent, the Borrowers shall obtain appraisals of the Fair Market Value of the Vessels. All valuations are to be at the Borrowers' cost. In the event the Borrowers fail or refuse to obtain the valuations requested pursuant to this Section 9.1(g) within ten (10) days of the Facility Agent's request therefor, the Facility Agent will be authorized to obtain such valuations, at the Borrowers' cost, from one of the approved ship brokers listed on Schedule II, which valuations shall be deemed the equivalent of valuations duly obtained by the Borrowers pursuant to this Section 9.1(g), but the Facility Agent's actions in doing so shall not excuse any default of the Borrowers under this Section 9.1(g);

(h)Corporate Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in good standing and all licenses, franchises, permits and assets necessary to the conduct of its business;

(i) Books and Records. At all times keep proper books of record and account into which full and correct entries shall be made in accordance with GAAP;

(j) Taxes and Assessments. Pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such tax, assessment, charge or levy so long as the legality thereof shall be contested in good faith and by appropriate proceedings or other acts and it shall set aside on its books adequate reserves with respect thereto;

(k)Inspection. Allow any representative or representatives designated by the Facility Agent, subject to applicable laws and regulations, to visit and inspect any of its properties, and, on request, to examine its books of account, records, reports and other papers and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as the Facility Agent reasonably requests;

(1)Inspection and Survey Reports. If the Lenders shall so request, the Borrowers shall provide the Lenders with copies of all internally generated inspection or survey reports on the Vessels;

(m) Compliance with Statutes, Agreements, etc. Do or cause to be done all things (including, but not limited to, obtaining all consents) necessary to comply with all material contracts or agreements to which any of the Security Parties is a party, and all material laws, and the rules and regulations thereunder, applicable to such Security Party, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters except where failure to do so would not be reasonably likely to have a Material Adverse Effect;

(n) Environmental Matters. Promptly upon the occurrence of any of the following conditions, provide to the Facility Agent a certificate of a chief executive officer of the Guarantor, specifying in detail the nature of such condition and its proposed response or the proposed response of any Environmental Affiliate: (a) its receipt or the receipt by any Environmental Affiliate of any written communication whatsoever that alleges that such Person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by it or any Environmental Affiliate that there exists any Environmental Claim pending or threatened against any such Person, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it or against any Environmental Affiliate, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect. Upon the written request by the Facility Agent, the Borrowers will submit to the Facility Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(o) Insurance. Maintain with financially sound and reputable insurance companies insurance on all its properties and against all such risks and in at least such amounts and with such deductibles as are usually insured against by companies of established reputation engaged in the same or similar business from time to time;

(p) Vessel Management. Upon the delivery of each of the Vessels, cause each of the Vessels to be managed both commercially and technically by the Guarantor or a wholly-owned subsidiary thereof;

(q) Brokerage Commissions, etc. Indemnify and hold each of the Agents and the Lenders harmless from any claim for any brokerage commission, fee or compensation from any broker or third party resulting from the transactions contemplated hereby;

(r) ISM Code, ISPS Code and MTSA Matters. Upon the delivery of each of the Vessels, (i) procure that the Operator will comply with and ensure that each of the Vessels will comply with the requirements of the ISM Code, ISPS Code and MTSA in accordance with the implementation schedules thereof, including (but not limited to) the maintenance and renewal of valid certificates, and when required, security plans, pursuant thereto throughout the term of the Facility; and (ii) procure that the Operator will immediately inform the Facility Agent if there is any threatened or actual withdrawal of its DOC, SMC or the ISSC in respect of either of the Vessels; and (iii) procure that the Operator will promptly inform the Facility Agent upon the issuance to the Borrowers or Operator of a DOC and to either of the Vessels of an SMC or IS SC;

(s) ERISA. Forthwith upon learning of the occurrence of any material liability of any member of the ERISA Group or any ERISA Affiliate pursuant to ERISA in connection with the termination of any Plan, Multiple Employer Plan or Multiemployer Plan or withdrawal or partial withdrawal from any Multiple Employer Plan or Multiemployer Plan or of a failure to satisfy the minimum funding standards of Section 412 of the Code or Part 3, Subtitle B, of Title I of ERISA by any Plan maintained or contributed to by any member of the ERISA Group or any ERISA Affiliate, Multiple Employer Plan or Multiemployer Plan, furnish or cause to be furnished to the Lenders written notice thereof;

(t) Evidence of Current COFR. If the Lenders shall so request, provide the Lenders with copies of the current Certificate of Financial Responsibility pursuant to the Oil Pollution Act 1990 for GREEN DALE;

(u) Listing on NYSE. With respect to the Guarantor, maintain its listing on the New York Stock Exchange;

(v) Change of Ownership. Ensure no change in the ownership of the capital stock or other equity interest of either of the Borrowers;

(w) Maintenance of Charter Party Agreements. For the duration of the period of the Facility, keep each of the Vessels employed under its respective Charter Party Agreement or under another Approved Charter;

(x) Maintenance of Properties. Keep all material property necessary in its business in good working order and condition (loss or damage by casualty or condemnation excepted);

(y) Know Your Customer Requirements. Provide all documentation (including documentation requested by the Lenders or any prospective Lenders subsequent to the date hereof) to the satisfaction of the Lenders or prospective Lenders (as the case may be) in connection with their know your customer requirements, including but not limited to:

(i)	completed bank account opening mandates with telephone and fax indemnities to include the list of the all account holders' authorized signatories and specimens of their signatures;

(ii)	certified list of directors, including titles, business and residential addresses and dates of birth;

(iii)	certified true copy of photo identification (i.e. passport or driving license) and evidence of residential address (i.e. utility bill or bank statement) for all authorized signatories;

(iv)	completed form 4-329 for each account signatory;

(v)	with respect to each Borrower, certificate of ultimate beneficial ownership, certified by the respective secretary or assistant secretary of such entity; and

(vi)	non-resident declaration forms, if applicable;

(z) Speculative Transactions. If on any date from and after the date on which any Interest Rate Agreements are executed, the aggregate notional amount covered by the Interest Rate Agreements exceeds one hundred percent (100%) of the outstanding principal amount of the Facility, the Security Parties shall, within ten (10) Banking Days of becoming aware of such excess, if such excess is continuing after that period, adjust such notional amount in order not to exceed the outstanding principal amount of the Facility, with breakage costs of the Security Parties, if any, to be paid at the time of such adjustment; provided, however, that such adjustment shall be made on a pro rata basis across all Interest Rate Agreements; and

(aa) Security Documents. Within three (3) Banking Days of the delivery of each of the Vessels, cause the Security Documents required pursuant to Section 4.2(b) to be executed and, with respect to its Mortgage or Mortgages (as applicable), recorded with the appropriate authorities in the United States of America or Panama.

9.2Negative Covenants. Each of the Security Parties hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, the Note or any other Transaction Documents, it will not, without the prior written consent of the Majority Lenders (or all of the Lenders if required pursuant to Section 17.8):

(a) Liens. Create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon any Collateral or, in respect of the Borrowers and the Guarantor, other property except:

(i)	liens disclosed in Schedule III;

(ii)	liens to secure Indebtedness permitted under Section 9.2(n), such liens to be limited to the vessels constructed or acquired;

(iii)	liens for taxes not yet payable for which adequate reserves have been maintained;

(iv)	the Mortgages, the Assignments and other liens in favor of the Security Trustee or the Lenders;

(v)	liens, charges and encumbrances against the Vessels permitted to exist under the terms of the relevant Mortgage or Mortgages (as applicable);

(vi)
pledges of certificates of deposit or other cash collateral securing reimbursement obligations in connection with letters of credit now or hereinafter issued for its account in connection with the establishment of its financial responsibility under 33 C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended and replaced;

(vii)
pledges or deposits to secure obligations under workmen's compensation laws or similar legislation, deposits to secure public or statutory obligations, warehousemen's or other like liens, or deposits to obtain the release of such liens and deposits to secure surety, appeal or customs bonds on which it is the principal, as to all of the foregoing, only to the extent arising and continuing in the ordinary course of business; and

(viii)
other liens, charges and encumbrances incidental to the conduct of its business, the ownership of its property and assets which are not more than thirty (30) days overdue and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(b) Third Party Guaranties. Guaranty the obligations of any third party, except a direct or indirect subsidiary of the Guarantor, whether or not affiliated with such Security Party;

(c) Liens on Shares of Borrowers. With respect to the Guarantor, create, assume or permit to exist, any mortgage, pledge, lien, charge, encumbrance or any security interest whatsoever upon the shares of either of the Borrowers;

(d) Subordination of Inter-Company Indebtedness. Upon the occurrence and during the continuance of an Event of Default, allow any payments to be made by any of the Security Parties on any inter-company Indebtedness until such time as the Facility is paid in full;

(e) Transaction with Affiliates. Enter into any transaction with an Affiliate, other than on an arms length basis;

Change of Flag, Class, Management or Ownership. After delivery of the Vessels to the Borrowers, change the flag of either Vessel other than to a jurisdiction reasonably acceptable to the Lenders, its Classification Society other than to another member of the International Association of Classification Societies acceptable to each of the Lenders, the technical management of either Vessel other than to one or more technical management companies reasonably acceptable to the Lenders or the immediate or ultimate ownership of the Vessels;

(g) Chartering. Enter into any charter party agreement with respect to the Vessels, other than an Approved Charter, without the prior consent of the Majority Lenders, which consent shall not be unreasonably withheld;

(h) Change in Business. Materially change the nature of its business or commence any business materially different from its current business;

(i) Sale of Assets. Other than as reasonably acceptable to the Majority Lenders, sell, or otherwise dispose of, either of the Vessels or any other asset (including by way of spin-off, installment sale or otherwise) which is substantial in relation to its assets taken as a whole; provided, however, that the Borrowers may sell the Vessels to a third party in an arm's length transaction provided that the proceeds of such sale are distributed in accordance with Section 5.3 of this Agreement;

(j) Changes in Offices or Names. Change the location of its chief executive office, its chief place of business or the office in which its records relating to the earnings or insurances of the Vessels are kept or change its name unless the Lenders shall have received sixty (60) days prior written notice of such change;

(k) Consolidation and Merger. Consolidate with, or merge into, any corporation or other entity, or merge any corporation or other entity into it; provided, however, that the Guarantor and/or either Borrower may merge with any Subsidiary thereof or any other Person if (A) at the time of such transaction and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing, (B) the surviving entity of such consolidation or merger shall be the Guarantor or the respective Borrower and (C) after giving effect to the transaction, the Guarantor's Consolidated Tangible Net Worth shall be greater or equal to its Consolidated Tangible Net Worth prior to the merger;

(1)Change Fiscal Year. In the case of the Guarantor, change its fiscal year;

(m) Indebtedness. In the case of the Security Parties, incur any new Indebtedness (which, for the sake of clarity, shall exclude any Indebtedness pursuant to this Agreement) other than Indebtedness incurred to finance the acquisition and/or construction of any vessels, provided that the principal amount of such Indebtedness shall not exceed eighty percent (80%) of such acquisition and/or construction price, unless such Indebtedness is subordinated to all existing Indebtedness and this Facility;

(n) Limitations on Ability to Make Distributions. Create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to pay dividends or make any other distributions on its capital stock or limited liability company interests, as the case may be, to the Borrowers or the Guarantor;

(o) No Money Laundering. Contravene any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (2005/60/EC) of the Council of the European Communities) and comparable United States Federal and state laws; and

(p)Charter Party Agreements. Amend any material provision in either of the Charter Party Agreements or any Approved Charter, without the prior written consent of the Facility Agent.

9.3 Financial Covenants. The Guarantor hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of this Agreement, the Note or any of the Security Documents, it will:

(a) Consolidated Indebtedness to Consolidated EBITDA Ratio. Maintain, on a consolidated basis, a ratio of Consolidated Indebtedness to Consolidated EBITDA of not more than 4.25 to 1.00, as measured at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available;

(b) Working Capital. Maintain on a consolidated basis a ratio of current assets to current liabilities of not less than 1.00 to 1.00, as measured at the end of each fiscal quarter;

(c) Consolidated Tangible Net Worth. Maintain a Consolidated Tangible Net Worth, as measured at the end of each fiscal quarter, in an amount of not less than the sum of (i) Two Hundred Twenty Million Dollars ($220,000,000) and (ii) fifty percent (50%) of all positive net income of the Guarantor (on a consolidated basis) earned after December 31, 2010; and

(d) Consolidated EBITDA to Interest Expense. Maintain a ratio of Consolidated EBITDA to Interest Expense of not less than 2.50 to 1.00, measured at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available.

9.4 Asset Maintenance. If at any time during the term of this Agreement, the Fair Market Value of either of the Vessels is less than the Required Percentage of the outstanding amount of the Tranche relating to such Vessel, the Borrowers shall, immediately following receipt by the Borrowers of written notice from the Facility Agent notifying the Borrowers of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrowers), either (i) prepay such amount of the relevant Tranche (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.4) as shall result in the Fair Market Value of the relevant Vessel being not less than the Required Percentage of the outstanding amount of the relevant Tranche or (ii) place on charged deposits with the Facility Agent an amount in Dollars (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.4) as shall result in the Fair Market Value of such Vessel together with the amount deposited being not less than the Required Percentage of the outstanding amount of the relevant Tranche. The charged deposit shall be released to the Borrowers when the Fair Market Value of the relevant Vessel is not less than the Required Percentage of the outstanding amount of the relevant Tranche. Compliance with this Section 9.4 shall be measured within ten (10) Banking Days following the end of the second fiscal quarter and within ten (10) Banking Days following the end of the fourth fiscal quarter of each year during the term of this Agreement.

10. INTENTIONALLY OMITTED.  10.1 Intentionally Omitted.

11. GUARANTEE

11.1 The Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees to each of the Creditors and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Facility made by the Lenders to the Borrowers and evidenced by the Note and all other amounts from time to time owing to the Creditors by the Borrowers under this Agreement, under the Note, under any Interest Rate Agreement and under any of the Security Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Guarantor hereby further agrees that if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

11.2 Obligations Unconditional. The obligations of the Guarantor under Section 11.1 are absolute, unconditional and irrevocable, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrowers under this Agreement, the Note or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of, or security for, any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.2 that the obligations of the Guarantor hereunder shall be absolute, unconditional and irrevocable, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute, unconditional and irrevocable as described above:

a. at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

b. any of the acts mentioned in any of the provisions of this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be done or omitted;

c. the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Note or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged, in whole or in part, or otherwise dealt with; or

d. any lien or security interest granted to, or in favor of, the Security Trustee or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected. The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Agent or any Lender exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Note or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

11.3 Reinstatement. The obligations of the Guarantor under this Section 11 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any Proceedings and the Guarantor agrees that it will indemnify each Creditor on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by such Creditor in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

11.4 Subrogation. The Guarantor hereby irrevocably waives, but only until all amounts payable hereunder by the Guarantor to the Creditors (or any of them) have been paid in full, any and all rights to which any of them may be entitled by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against the Borrowers with respect to such payment or to be reimbursed, indemnified or exonerated by or to seek contribution from the Borrowers in respect thereof.

11.5 Remedies. The Guarantor agrees that, as between the Guarantor and the Lenders, the obligations of the Borrowers under this Agreement and the Note may be declared to be forthwith due and payable as provided in Section 8 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8) for purposes of Section 11.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantor for purposes of Section 11.1.

11.6 Joint, Several and Solidary Liability. The Guarantor's obligations and liability under this Agreement shall be on a "solidary" or "joint and several" basis along with Borrowers to the same degree and extent as if the Guarantor had been and/or will be a co-borrower, co-principal obligor and/or co-maker of the Guaranteed Obligations. In the event that there is more than one Guarantor under this Agreement, or in the event that there are other guarantors, endorsers or sureties of all or any portion of the Guaranteed Obligations, the Guarantor's obligations and liability hereunder shall further be on a "solidary" or "joint and several" basis along with such other guarantors, endorsers and/or sureties.

11.7 Continuing Guarantee. The guarantee in this Section 11 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

12. ASSIGNMENT.

This Agreement shall be binding upon, and inure to the benefit of, each of the Security Parties and each of the Creditors and their respective successors and assigns, except that the Security Parties may not assign any of their respective rights or obligations hereunder without the written consent of the Lenders. Each Lender shall be entitled to assign its rights and obligations under this Agreement or grant participation(s) in the Facility to any subsidiary, holding company or other affiliate or office of such Lender, to any subsidiary, office or other affiliate company, special purpose entity or funding vehicle of any thereof or, with the consent of the Borrowers (such consent not to be unreasonably withheld, provided, however, that such consent from the Borrowers is not required if an Event of Default has occurred and is continuing) and with the consent of the Agents, to any other bank or financial institution (in a minimum amount of not less than $1,000,000), and such Lender shall forthwith give notice of any such assignment or participation to the Borrowers and pay the other Lender an assignment fee of $3,000 for each such assignment or participation; provided, however, that any such assignment must be made pursuant to an Assignment and Assumption Agreement. Each of the Borrowers will take all reasonable actions requested by the Agents or any Lender to effect such assignment, including but not limited to, providing the documents required pursuant to Section 9.1(z). In addition, any Lender may disclose to any prospective assignee any information about the Security Parties and the Transaction Documents as the Lender shall consider appropriate if the person to whom the information is given agrees in writing to keep such information confidential.

The Facility Agent, acting for this purpose as an agent of each of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Facility owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee, the assignment fee referred to above and any written consent to such assignment required, the Facility Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Facility Agent shall have no obligation to accept such Assignment and Assumption Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

In addition, any Lender may at any time, without the consent of, or notice to, the Borrowers or any Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrower's Affiliates) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Guarantor, the Facility Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the terms of this Agreement and that directly affects such Participant.

13. ILLEGALITY, INCREASED COST, NON-AVAILABILITY, ETC.

13.1 Illegality. In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a reasonable basis to conclude that it has become unlawful for any Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Facility Agent and the Borrowers to that effect, whereafter the liability of such Lender to make its Commitment available shall forthwith cease and the Borrowers shall be required either to repay to such Lender that portion of the Facility advanced by such Lender immediately or, if such Lender so agrees, to repay such portion of the Facility to the Lender on the last day of the calendar month in accordance with and subject to the provisions of Section 13.8. In any such event, but without prejudice to the aforesaid obligations of the Borrowers to repay such portion of the Facility, the Borrowers and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Facility available from another jurisdiction or otherwise restructuring such portion of the Facility on a basis which is not unlawful.

13.2 Increased Costs. If any change in applicable law, regulation or regulatory requirement, or in the interpretation or application thereof by any governmental or other authority, shall:

(i)	subject any Lender to any Taxes with respect to its income from the Facility, or any part thereof, or

(ii)
change the basis of taxation to any Lender of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in the basis effected by the jurisdiction of organization of such Lender, the jurisdiction of the principal place of business of such Lender, the United States of America, the State or City of New York or any governmental subdivision or other taxing authority having jurisdiction over such Lender (unless such jurisdiction is asserted by reason of the activities of any Security Party) or such other jurisdiction where the Facility may be payable), or

(iii)
impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, a Lender, or

(iv)	impose on any Lender any other condition affecting the Facility or any part thereof,

and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining its Commitment or any part thereof or to reduce the amount of any payment received by such Lender, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender under or in connection with this Agreement:

(1) such Lender shall notify the Facility Agent and the Borrowers of the happening of such event, and

(2) each of the Borrowers agrees forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction; provided, however, that the foregoing provisions shall not be applicable in the event that increased costs to the Lender result from the exercise by the Lender of its right to assign its rights or obligations under Section 12.

13.3 Nonavailability of Funds. If the Facility Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Applicable Rate, the Facility Agent shall give notice of such determination to the Borrowers and the Lenders. The Borrowers, the Facility Agent and the Majority Lenders shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate to be substituted for that which would otherwise have applied under this Agreement. If the Borrowers, the Facility Agent and the Majority Lenders are unable to agree upon such a substituted interest rate within thirty (30) days of the giving of such determination notice, the Facility Agent shall set an interest rate to take effect at the Facility Agent's direction, which rate shall be equal to the Margin plus the cost to the Lenders (as certified by each Lender) of funding the Facility.

13.4 Market disruption. The following provisions of Sections 13.5 and 13.6 apply if:

(a) the LIBOR Rate is not available for an Interest Period on the date of determination of the LIBOR Rate; or

(b) at least one (1) Banking Day before the start of an Interest Period, the Lenders having Advances together amounting to 50% or more of the Facility (or, if an Advance has not been made, Commitments amounting to 50% or more of the total Commitments) notify the Facility Agent that the LIBOR Rate fixed by the Facility Agent would not accurately reflect the cost to those Lenders of funding their respective Advances (or any part thereof) during the Interest Period.

13.5 Notification of market disruption. The Facility Agent shall promptly notify the Borrowers and each of the Lenders, stating the circumstances falling within Section 13.4 which have caused its notice to be given (the "Market-Disruption Notification"); provided, however, that the level of detail of the Market-Disruption Notification shall be in the Facility Agent's discretion and the Market-Disruption Notification itself shall, absent manifest error, be final, conclusive and binding on all parties hereto.

13.6 Alternative rate of interest during market disruption. For so long as the circumstances falling within Section 13.4 are continuing, the Facility Agent shall, on behalf of the Lenders, negotiate with the Borrowers in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest and if no such agreement can be reached by the Borrowers and the Facility Agent prior to the expiry of the then current Interest Period, the Facility Agent shall with the agreement of each Lender, for each one-month period, set an interest rate representing the actual cost of funding of the Lenders in Dollars of their respective Advances plus the Margin. Such alternative pricing agreed upon pursuant to this Section 13.6 shall be binding on all parties hereto. The procedure provided for by this Section 13.6 shall be repeated if the relevant circumstances are continuing at the end of each such one month period.

13.7 Lender's Certificate Conclusive. A certificate or determination notice of the Facility Agent or any Lender, as the case may be, as to any of the matters referred to in this Section 13 shall, absent manifest error, be conclusive and binding on the Borrowers.

13.8 Compensation for Losses. Where any portion of the Facility is to be repaid by the Borrowers pursuant to Section 5 or this Section 13, each of the Borrowers agrees simultaneously with such repayment to pay to the relevant Lender all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrowers to the relevant Lender pursuant to this Agreement, together with such amounts as may be certified by the relevant Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain its Commitment or such portion thereof for the remainder (if any) of the then current calendar month, but otherwise without penalty or premium.

14. CURRENCY INDEMNITY

14.1 Currency Conversion. If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the "judgment currency") an amount due in Dollars under this Agreement or the other Transaction Documents then the conversion shall be made, in the discretion of the Facility Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the "conversion date"), provided that the Facility Agent shall not be entitled to recover under this section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars, as applicable, due under this Agreement, the Note and/or the other Transaction Documents.

14.2 Change in Exchange Rate. If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrowers shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Agreement, the Note and/or the other Transaction Documents in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrowers.

14.3 Additional Debt Due. Any amount due from the Borrowers under this Section 14 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement, the Note and/or any of the Security Documents.

14.4 Rate of Exchange. The term "rate of exchange" in this Section 14 means the rate at which the Facility Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

15.	FEES AND EXPENSES 15.1 Fees. The Borrowers shall pay all fees in the Fee Letter.

15.2 Expenses. Each of the Borrowers agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Agents for their payment of, the reasonable expenses of the Agents and (after the occurrence and during the continuance of an Event of Default) the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto or incurred in connection with the enforcement or defense of any of the Agents' and the Lenders' rights or remedies with respect thereto or in the preservation of the Agents' and the Lenders' priorities under the documentation executed and delivered in connection therewith) including, without limitation, all reasonable costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the reasonable fees and disbursements of the Agents' counsel in connection therewith, as well as the reasonable fees and expenses of any independent appraisers, surveyors, engineers and other consultants retained by the Agents in connection with this transaction, all costs and expenses, if any, in connection with the enforcement of this Agreement and the other Transaction Documents and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the other Transaction Documents) herein contemplated and to hold the Agents and the Lenders free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes. Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrowers to the Agents or the Lenders, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Borrowers to such party or parties after payment thereof (if the Agents or the Lenders, at their sole discretion, chooses to make such payment).

16.	APPLICABLE LAW, JURISDICTION AND WAIVER

16.1 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

16.2 Jurisdiction. Each of the Security Parties hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Lenders or the Agents under this Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Security Parties by mailing or delivering the same by hand to the Security Parties at the address indicated for notices in Section 18.1. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Security Parties as such, and shall be legal and binding upon the Security Parties for all the purposes of any such action or proceeding. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Security Parties to the Lenders or the Agent) against the Security Parties in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. The Security Parties will advise the Facility Agent promptly of any change of address for the purpose of service of process. Notwithstanding anything herein to the contrary, the Lenders may bring any legal action or proceeding in any other appropriate jurisdiction.

16.3 WAIVER OF IMMUNITY. TO THE EXTENT THAT ANY OF THE SECURITY PARTIES HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE SECURITY PARTIES HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

16.4 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY AND AMONG EACH OF THE SECURITY PARTIES AND EACH OF THE CREDITORS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

17. THE AGENTS

17.1 Appointment of Agents. Each of the Lenders and Hedging Banks irrevocably appoints and authorizes the Facility Agent to take such action as facility agent on its behalf and to exercise such powers under this Agreement, the Note and the other Transaction Documents as are delegated to the Facility Agent by the terms hereof and thereof. Neither the Facility Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Note or the other Transaction Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

17.2 Appointment of Security Trustee. Each of the Lenders and Hedging Banks irrevocably appoints, designates and authorizes the Security Trustee to act as security trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders, the Hedging Banks or any of them or for the benefit thereof under or pursuant to this Agreement or any of the other Transaction Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in the Agreement or the other Transaction Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Lender, any Hedging Bank or any agent thereof or received or recovered by any Lender, any Hedging Bank or any agent thereof pursuant to, or in connection with, this Agreement or the other Transaction Documents whether from any Security Party or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any

Lender, any Hedging Bank or any agent thereof in respect of the same (or any part thereof). The Security Trustee hereby accepts such appointment but shall have no obligations under this Agreement, under the Note or under any of the other Transaction Documents except those expressly set forth herein and therein. Neither the Security Trustee nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under this Agreement, the Note or the other Transaction Documents or in connection therewith, except for its or their own gross negligence or willful misconduct.

17.3 Distribution of Payments. Whenever any payment is received by the Facility Agent or the Security Trustee from the Borrowers or the Guarantor for the account of the Lenders, or any of them, whether of principal or interest on the Note, commissions, fees under Section 15 or otherwise, it will thereafter cause to be distributed on the day of receipt if received before 10:00 a.m. New York time, or on the day after receipt if received thereafter, like funds relating to such payment ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Agreement. Unless the Facility Agent or the Security Trustee, as the case may be, shall have received notice from the Borrowers prior to the date when any payment is due hereunder that the Borrowers will not make any payment on such date, the Facility Agent or the Security Trustee may assume that the Borrowers have made such payment to the Facility Agent or the Security Trustee, as the case may be, on the relevant date and the Facility Agent or the Security Trustee may, in reliance upon such assumption, make available to the Lenders on such date a corresponding amount relating to such payment ratably to the Lenders according to their respective Commitments. If and to the extent that the Borrowers shall not have so made such payment available to the Facility Agent or the Security Trustee, as the case may be, the Lenders and the Borrowers (but without duplication) severally agree to repay to the Facility Agent or the Security Trustee, as the case may be, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Lenders until the date such amount is repaid to the Facility Agent or the Security Trustee, as the case may be, as calculated by the Facility Agent or Security Trustee to reflect its cost of funds.

17.4 Holder of Interest in Note. The Agents may treat each Lender as the holder of all of the interest of such Lender in the Note.

17.5 No Duty to Examine, Etc. The Agents shall not be under a duty to examine or pass upon the validity, effectiveness or genuineness of any of this Agreement, the other Transaction Documents or any instrument, document or communication furnished pursuant to this Agreement or in connection therewith or in connection with any other Transaction Document, and the Agents shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

17.6 Agents as Lenders. With respect to that portion of the Facility made available by it, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not an Agent, and the term "Lender" or "Lenders" shall include the Agent in its capacity as a Lender. Each Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with, the Borrowers and the Guarantor as if it were not an Agent.

17.7 Acts of the Agents. Each Agent shall have duties and discretion, and shall act as follows:

(a) Obligations of the Agents. The obligations of each Agent under this Agreement, the Note and the other Transaction Documents are only those expressly set forth herein and therein;

(b) No Duty to Investigate. No Agent shall at any time, unless requested to do so by a Lender or Lenders, be under any duty to enquire whether an Event of Default, or an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred or to investigate the performance of this Agreement, the Note or any Security Document by any Security Party; and

(c) Discretion of the Agents. Each Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement and the other Transaction Documents, unless the Facility Agent shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that no Agent shall be required to take any action which exposes it to personal liability or which is contrary to this Agreement or applicable law;

(d) Instructions of Majority Lenders. Each Agent shall in all cases be fully protected in acting or refraining from acting under this Agreement or under any other Transaction Document in accordance with the instructions of the Majority Lenders, and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

17.8 Certain Amendments. Neither this Agreement, the Note nor any of the Security Documents nor any terms hereof or thereof may be amended unless such amendment is approved by the Borrowers and the Majority Lenders, provided that no such amendment shall, without the consent of each Lender affected thereby, (i) reduce the interest rate or extend the time of payment of scheduled principal payments or interest or fees on the Facility, or reduce the principal amount of the Facility or any fees hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that a waiver of any Event of Default or any mandatory repayment of the Facility shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 17.8,
(iv) amend the definition of Majority Lenders or any other definition referred to in this Section 17.8,
(v) consent to the assignment or transfer by either of the Borrowers of any of its rights and obligations under this Agreement, (vi) release any Security Party from any of its obligations under any Security Document except as expressly provided herein or in such Security Document or (vii) amend any provision relating to the maintenance of collateral under Section 9.4. All amendments approved by the Majority Lenders under this Section 17.8 must be in writing and signed by each of the Borrowers and each of the Lenders. In the event that any Lender is unable to or refuses to sign an amendment approved by the Majority Lenders hereunder, such Lender hereby appoints the Agent as its Attorney-in-Fact for the purposes of signing such amendment. No provision of this Section 17 or any other provisions relating to the Agent may be modified without the consent of the Facility Agent

17.9 Assumption re Event of Default. Except as otherwise provided in Section 17.15, the Facility Agent and the Security Trustee shall be entitled to assume that no Event of Default, or event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing, unless it has been notified by any Security Party of such fact, or has been notified by a Lender that such Lender considers that an Event of Default or such an event (specifying in detail the nature thereof) has occurred and is continuing. In the event that either thereof shall have been notified by any Security Party or any Lender in the manner set forth in the preceding sentence of any Event of Default or of an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, the Facility Agent shall notify the Lenders and shall take action and assert such rights under this Agreement, under the Note and under Security Documents as the Majority Lenders shall request in writing.

17.10 Limitations of Liability. No Agent or Lender shall be under any liability or responsibility whatsoever:

(1) to any Security Party or any other person or entity as a consequence of any failure or delay in performance by, or any breach by, any other Lenders or any other person of any of its or their obligations under this Agreement or under any Security Document;

(2) to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, any Security Party of any of its respective obligations under this Agreement or under the other Transaction Documents; or

(3) to any Lender or Lenders for any statements, representations or warranties contained in this Agreement, in any Security Document or in any document or instrument delivered in connection with the transaction hereby contemplated; or for the validity, effectiveness, enforceability or sufficiency of this Agreement, any other Transaction Document or any document or instrument delivered in connection with the transactions hereby contemplated.

17.11 Indemnification of the Agent and Security Trustee. The Lenders and Hedging Banks agree to indemnify each Agent (to the extent not reimbursed by the Security Parties or any thereof), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, such Agent in any way relating to or arising out of this Agreement or any other Transaction Document, any action taken or omitted by such Agent thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, this Agreement or any other Transaction Document, except that no Lender or Hedging Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of either such Agent.

17.12 Consultation with Counsel. Each of the Facility Agent and the Security Trustee may consult with legal counsel selected by such Agent and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

17.13 Resignation. Any Agent may resign at any time by giving sixty (60) days' written notice thereof to the other Agents, the Lenders and the Borrowers. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within sixty (60) days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank or trust company of recognized standing. The appointment of any successor Agent shall be subject to the prior written consent of the Borrowers, such consent not to be unreasonably withheld. After any retiring Agent's resignation as Agent hereunder, the provisions of this Section 17 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Agent.

17.14 Representations of Lenders. Each Lender represents and warrants to each other Lender and the Agent that:

(1) in making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Security Parties, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Lender or any Agent; and

(2) so long as any portion of its Commitment remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Security Parties.

17.15 Notification of Event of Default. The Facility Agent hereby undertakes to promptly notify the Lenders, and the Lenders hereby promptly undertake to notify the Facility Agent and the other Lenders, of the existence of any Event of Default which shall have occurred and be continuing of which such party has actual knowledge.

18. NOTICES AND DEMANDS

18.1 Notices. All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to the Borrowers or the Guarantor at the address or facsimile number set forth below and to the Lenders and the Agents at their address and facsimile numbers set forth in Schedule I or at such other address or facsimile numbers as such party may hereafter specify for the purpose by notice to each other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and telephonic confirmation of receipt thereof is obtained or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

If to the Borrowers or the Guarantor:

11 North Water Street, Suite 18290 Mobile, Alabama 36602
Facsimile No.: (251)-243-9121 Attention: Chief Financial Officer

With a copy to

One Whitehall Street

New York, NY 10004
Facsimile No.: (212) 514-5692 Attention: Mr. Niels M. Johnsen

19. MISCELLANEOUS

19.1 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Facility Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held (including, but not limited to, the Earnings Accounts) and other indebtedness at any time owing by the Facility Agent, such Lender or such Affiliate to or for the credit or the account of the Borrowers or any other Security Party against any and all of the Obligations of the Borrowers or other Security Party now or hereafter existing under the Transaction Documents, irrespective of whether the Facility Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. The Facility Agent and each Lender agrees promptly to notify the Borrowers after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Facility Agent and each Lender and their respective Affiliates under this Section 19.1 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Facility Agent, such Lender and their respective Affiliates may have. Notwithstanding anything to the contrary set forth in Section 17 or elsewhere herein, the Facility Agent may not discriminate against the Lenders generally in favor of its own interests when exercising setoff rights against amounts received from any Security Party hereunder, including any amount in any Earnings Accounts.

19.2 Time of Essence. Time is of the essence of this Agreement but no failure or delay on the part of any Creditor to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

19.3 Unenforceable, etc., Provisions - Effect. In case any one or more of the provisions contained in this Agreement or in the other Transaction Documents would, if given effect, be invalid, illegal or unenforceable in any respect under any law applicable in any relevant jurisdiction, said provision shall not be enforceable against the relevant Security Party, but the validity, legality and enforceability of the remaining provisions herein or therein contained shall not in any way be affected or impaired thereby.

19.4 References. References herein to Articles, Sections, Exhibits and Schedules are to be construed as references to articles, sections of, exhibits to, and schedules to, this Agreement or the other Transaction Documents as applicable, unless the context otherwise requires.

19.5 Further Assurances. Each of the Security Parties hereby agrees that if this Agreement or any of the other Transaction Documents shall, in the reasonable opinion of the Lenders, at any time be deemed by the Lenders for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it will execute or cause to be executed such other and further assurances and documents as in the opinion of the Lenders may be required in order to more effectively accomplish the purposes of this Agreement and/or the other Transaction Documents.

19.6 Prior Agreements, Merger. Any and all prior understandings and agreements heretofore entered into between the Security Parties on the one part, and the Creditors, on the other part, relating to the transactions contemplated hereby, whether written or oral, are superseded by and merged into this Agreement and the other agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Security Parties, the Agent, the Security Trustee and/or the Lenders are parties, which alone fully and completely express the agreements between the Security Parties, the Agents, and the Lenders.

19.7 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties hereto including all parties added hereto pursuant to an Assignment and Assumption Agreement. Subject to Section 17.8, any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers, the Agents, and the Majority Lenders. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

19.8 Indemnification. Neither any Creditor nor any of its directors, officers, agents or employees shall be liable to any of the Security Parties for any action taken or not taken thereby in connection herewith in the absence of its own gross negligence or willful misconduct. Each of the Borrowers and the Guarantor hereby jointly and severally agree to indemnify the Creditors, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, any actual or proposed use of proceeds of the Facility hereunder, or any related transaction or claim; provided that (i) no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by final judgment by a court of competent jurisdiction and (ii) to the extent permitted by law, the Indemnitee shall provide the Security Parties with prompt notice of any such investigative, administrative or judicial proceeding after the Indemnitee becomes aware of such proceeding; provided, however, that the Indemnitee's failure to provide such notice in a timely manner shall not relieve the Security Parties of their obligations hereunder.

19.9 USA Patriot Act Notice; OFAC and Bank Secrecy Act. The Facility Agent hereby notifies each of the Security Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the "Patriot Act"), and the policies and practices of the Facility Agent, each of the Creditors is required to obtain, verify and record certain information and documentation that identifies each of the Security Parties, which information includes the name and address of each of the Security Parties and such other information that will allow the Creditors to identify each of the Security Parties in accordance with the Patriot Act. In addition, each of the Security Parties shall: (a) ensure that no Person who owns a controlling interest in or otherwise controls any of the Security Parties or any subsidiary of any thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders; (b) not use or permit the use of the proceeds of the Facility to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto; and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

19.10 Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart. In the event that any of the Security Parties deliver an executed counterpart of this Agreement by facsimile or electronic transmission, such Security Parties shall also deliver an originally executed counterpart as soon as practicable, but the failure of such Security Parties to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.

19.11 Headings. In this Agreement, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

LCI SHIPHOLDINGS, INC., as Borrower

By:   /s/  DAVID B DRAKE_____________

Name:  DAVID B DRAKE

Title:  Vice President - Treasurer

WATERMAN STEAMSHIP CORPORATION, as Borrower

By:   /s/  DAVID B DRAKE_____________

Name:  DAVID B DRAKE

Title:  Vice President - Treasurer

 INTERNATIONAL SHIPHOLDING CORPORATION, as Guarantor

By:   /s/  MANUEL G. ESTRADA________

Name:  MANUEL G. ESTRADA

Title:     Chief Financial Officer

DNB NOR BANK ASA,
as Mandated Lead Arranger, Bookrunner, Facility Agent and Security Trustee

By:  __/s/  GIACOMO LANDI___ ____
Name: Giacomo Landi
Title:    Senior Vice President

By:  _/s/  CATHLEEN BUCKLEY______
Name:  Cathleen Buckley
Title:     Senior Vice President

DNB NOR BANK ASA,
as Lender

By:  __/s/  GIACOMO LANDI___ ____
Name: Giacomo Landi
Title:    Senior Vice President

By:  _/s/  CATHLEEN BUCKLEY______
Name:  Cathleen Buckley
Title:     Senior Vice President

HSH NORDBANK AG, NEW YORK BRANCH,
As Mandated Lead Arranger

By:  _/s/  CHRISTIAN BOCK       _______
Name:  CHRISTIAN BOCK
Title:  Senior Vice President
   HSH Nordbank A G, New York Branch

By:  _/s/  STEFFEN GERJETS   ________
Name:  STEFFEN GERJETS
Title:   Vice President
            HSH Nordbank A G, New York Branch

HSH NORDBANK AG, NEW YORK BRANCH,
As Lender

By:  _/s/  CHRISTIAN BOCK       _______
Name:  CHRISTIAN BOCK
Title:  Senior Vice President
   HSH Nordbank A G, New York Branch

By:  _/s/  STEFFEN GERJETS   ________
Name:  STEFFEN GERJETS
Title:   Vice President
                                                                HSH Nordbank A G, New York Branch

SCHEDULE I

LENDERS COMMITMENT

DnB NOR Bank ASA,
New York Branch
200 Park Avenue, 31st Floor
New York, New York 10166-0396 Facsimile No.: 212-681-3900 Telephone No.: 212-681-3864 Email: giacomo.landi@dnbnor.no Attention: Giacomo Landi
HSH Nordbank AG,
New York Branch
230 Park Avenue
New York, NY 10169
Facsimile No.: 212-407-6008 Telephone No.: 212-407-6160
Email: steffen.gerjets@hsh-nordbank.corn
Attention: Steffen Gerjets
$22,950,000 $22,950,000

SCHEDULE II

APPROVED SHIP BROKERS

R.S. Platou Shipbrokers a.s. Haakon VII's gate 10
Oslo, Norway
Telephone No.: +47 23 11 20 00 Facsimile No.: +47 23 11 23 11

Fearnleys A/S
Grey Wedels plass 9
Oslo, Norway
Telephone No.: +47 22 93 60 00

Facsimile No.: +47 22 93 61 50

H. Clarkson & Company

12 Camomile Street

London EC3A 7BP
England
Telephone No.: +44 207 334 0000 Facsimile No.: +44 207 283 5260

Braemar Shipbrokers Ltd.
35 Cosway Street

London NW1 5BT
England
Telephone No.: +44 207 535 2600 Facsimile No.: +44 207 535 2601

Jacq. Pierot Jr. & Sons, Inc. (USA) 29 Broadway
New York, NY 10006
Telephone No.: (212) 344 3840 Facsimile No.: (212) 943 6598

Hesnes Shipping AS
Rosanes

Orsnesallen 20 P.O. Box 40, Teie 3106 Tonsberg Norway
Telephone No.: +47 33 30 44 44
Facsimile No.: +47 33 32 30 30

SCHEDULE III

Security Party Liens as of the Closing Date

International Shipholding Corporation

None.

Waterman Steamship Corporation

Mortgage, Earnings Assignment and Insurances Assignment in favor of Regions Bank on the vessel Green Bay.

LCI Shipholdings, Inc.

Mortgage, Earnings Assignment and Insurances Assignment in favor of Deutsche Schiffsbank AG and others on the vessel Asian Emperor.

SCHEDULE IV

Security Party Indebtedness as of the Closing Date

International Shipholding Corporation

1.	Guarantee of indebtedness in the amount of $16,666,666.66 to DnB NOR Bank ASA and others, which indebtedness has a maturity date of September 26, 2015.

2.	Guarantee of indebtedness in the amount of $34,990,000.00 to Deutsche Schiffsbank AG and others, which indebtedness has a maturity date of September 30, 2013.

3.	Guarantee of indebtedness of $13,265,000.00 to Liberty Community Ventures III, L.L.C., which indebtedness has a maturity date of December 14, 2012.

4.	Guarantee of indebtedness in the amount of $14,828,947.36 to Regions Bank, which indebtedness has a maturity date of August 27, 2014.

5.	Guarantee of indebtedness in the amount of $43,188,888.84 to Regions Bank, which indebtedness has a maturity date of July 1, 2017.

6.	Guarantee of indebtedness in the amount of Japanese Yen 4,847,375,002.00 to DnB NOR Bank ASA and others, which indebtedness has a maturity date of September 15, 2020.

7.	Counter guarantee of indebtedness in the amount of $4,702,000.00 to DnB NOR Bank ASA, which indebtedness has a maturity date of September 2013.

8.	Guarantee of indebtedness in the amount of $54,279,999.99 to ING Bank N.V., which indebtedness has a maturity date of January 24, 2018.

9.	Guarantee of indebtedness in the amount of $47,500,000.00 to ING Bank N.V., which indebtedness has a maturity date of June 20, 2018.

Waterman Steamship Corporation

1. Secured indebtedness in the amount of $43,188,888.84 under the Facility Agreement dated June 29, 2010 between Waterman Steamship Corporation, as borrower, and Regions Bank, as lender.

LCI Shipholdings, Inc.

1. Secured indebtedness in the amount of $34,990,000.00 under the Facility Agreement dated September 30, 2003 between LCI Shipholdings, Inc. and

Central Gulf Lines, Inc., as co-borrowers, and Deutsche Schiffsbank AG and others, as lenders.

Secured Parties

1. International Shipholding Corporation, Dry Bulk Australia Ltd., Dry Bulk Americas Ltd., Enterprise Ship Company, Inc., Sulphur Carriers, Inc., Gulf South Shipping Pte Ltd., CG Railways, Inc., LCI Shipholdings, Inc., Central Gulf Lines, Inc., Waterman Steamship Corporation, East Gulf Shipholding, Inc. and MPV Inc. all co-borrowers under an unsecured line of credit revolver of $35,000,000 with Regions Bank dated March 7, 2008, as amended.